Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND BETWEEN

TRICO BANCSHARES

AND

NORTH VALLEY BANCORP

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(continued)

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(continued)

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(continued)

EXHIBITS
A	Agreement of Merger
B	Bank Merger Agreement
C-1	Form of Shareholder Agreement for North Valley Directors
C-2	Form of Shareholder Agreement for TriCo Directors
D	Form of Non-Solicitation and Confidentiality Agreement
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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 21, 2014 (this “Agreement”), is entered into by and between TriCo Bancshares, a California corporation (“TriCo”), and North Valley Bancorp, a California corporation (“North Valley”).

WHEREAS, the Boards of Directors of TriCo and North Valley have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which North Valley will, subject to the terms and conditions set forth herein, merge with and into TriCo, with TriCo being the surviving corporation in such merger (the “Merger”), pursuant to the terms of the agreement of merger (the “Agreement of Merger”) substantially in the form attached hereto as Exhibit A.

WHEREAS, immediately upon consummation of the Merger, TriCo intends to cause Tri Counties Bank, a California-chartered bank and wholly owned subsidiary of TriCo (“Tri Counties Bank”), and North Valley Bank, a California-chartered bank and wholly owned subsidiary of North Valley (“North Valley Bank”), to consummate a merger (the “Bank Merger”) pursuant to the terms of a merger agreement, substantially in the form attached hereto as Exhibit B (the “Bank Merger Agreement”), whereby North Valley Bank will merge with and into Tri Counties Bank with Tri Counties Bank being the surviving corporation in the Bank Merger (the “Surviving Bank”).

WHEREAS, the Merger and the Bank Merger are each intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of TriCo to enter into this Agreement, each of the North Valley directors is executing and delivering to TriCo a shareholder agreement (each, a “Shareholder Agreement”), in the form attached hereto as Exhibit C-1 and a non-solicitation agreement in the form attached hereto as Exhibit D (the “Non-Solicitation and Confidentiality Agreement”), to be effective as of the Effective Time.

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of North Valley to enter into this Agreement, each of the TriCo directors is executing and delivering to North Valley a Shareholder Agreement in the form attached hereto as of Exhibit C-2.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows.

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ARTICLE I.

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, North Valley shall merge with and into TriCo, with TriCo being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the corporate existence of North Valley shall cease and the Surviving Corporation shall continue to exist as a California corporation.

1.2. Effective Time. The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the Agreement of Merger in the form attached as Exhibit A hereto, which shall be filed with the Secretary of State of the State of California on the Closing Date. The “Effective Time” shall be the date and time the Agreement of Merger is so filed.

1.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1107 of the California Corporations Code (the “CGCL”).

1.4. Conversion of North Valley Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of North Valley common stock (the “North Valley Common Stock”), each share of North Valley Common Stock that is issued and outstanding immediately prior to the Effective Time, including the associated preferred stock purchase rights (the “North Valley Rights”) issued pursuant to the Amended and Restated Shareholder Protection Rights Agreement dated as of March 26, 2009, as amended, between North Valley and Mellon Investor Services LLC (the “North Valley Rights Agreement”), will be converted into the right to receive a number of shares of TriCo common stock (“TriCo Common Stock”) equal to the Stock Exchange Ratio (as defined below) (the “Merger Consideration”). For purposes of this Agreement, “Stock Exchange Ratio” means 0.9433 shares of TriCo Common Stock for each one (1) share of North Valley Common Stock.

(b) All of the shares of North Valley Common Stock converted pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of North Valley Common Stock (each, a “Certificate”) shall thereafter represent the right to receive (i) the number of whole shares of TriCo Common Stock and (ii) cash in lieu of fractional shares into which the shares of North Valley Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of North Valley Common Stock shall be exchanged for certificates representing whole shares of TriCo Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time, TriCo should split or combine its common stock, or declare a stock dividend with a distribution or record date, as applicable, prior to the Effective Time, or effect a reclassification, recapitalization or similar transaction, then the Stock Exchange Ratio, and the number of shares of TriCo Common Stock to be issued pursuant to Section 1.4(a) of this Agreement shall be appropriately adjusted to reflect such split, combination, stock dividend, reclassification, recapitalization or similar transaction.

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(c) At the Effective Time, all shares of North Valley Common Stock that are owned by North Valley as treasury stock, if any, and all shares of North Valley Common Stock that are owned directly or indirectly by North Valley or any Subsidiary of North Valley except those (i) held in a fiduciary capacity or (ii) held as a result of debts previously contracted in good faith, shall be canceled and shall cease to exist and no TriCo Common Stock or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, “Subsidiary” shall have the meaning given that term in Item 210.1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(d) Certificates for fractions of shares of TriCo Common Stock will not be issued. In lieu of a fraction of a share of TriCo Common Stock, each holder of North Valley Common Stock entitled to a fraction of a share of TriCo Common Stock pursuant to this Agreement shall be entitled to receive an amount of cash equal to such fraction of a share of TriCo Common Stock multiplied by the weighted average of the closing prices for shares of TriCo Common Stock as quoted on NASDAQ for the twenty (20) consecutive trading days ending on the trading day immediately prior to the Closing Date. Following consummation of the Merger, no holder of North Valley Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

1.5. TriCo Common Stock. Each share of TriCo Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

1.6. Stock Options. At the Effective Time, each option to purchase shares of North Valley Common Stock (a “North Valley Option”) granted by North Valley pursuant to the North Valley Bancorp 1998 Employee Stock Incentive Plan, the North Valley Bancorp 1999 Director Stock Option Plan, and the North Valley Bancorp 2008 Incentive Plan, each such Plan governed by the laws of the state of California (collectively, the “North Valley Option Plans”), that is outstanding and unexercised immediately prior to the Effective Time shall be treated in accordance with Section 6.16.

1.7. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of TriCo, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.8. Bylaws. At the Effective Time, the Bylaws of TriCo, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.9. Directors and Officers. Subject to Section 6.15, at the Effective Time, the directors and officers of TriCo immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

1.10. Tax Consequences. It is intended that the Merger, either alone or in conjunction with the Bank Merger, and the Bank Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Code.

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1.11. Accounting Treatment. It is intended that the Merger shall be accounted for as a “purchase” under accounting principles generally accepted in the United States of America (“GAAP”).

ARTICLE II.

EXCHANGE OF SHARES

2.1. TriCo to Make Cash and Shares Available. Prior to the Effective Time, TriCo shall appoint TriCo’s transfer agent, Computershare, or such other similarly-qualified bank, trust company or transfer agent as TriCo may select (the “Exchange Agent”) and provide the Exchange Agent with appropriate instructions regarding the matters described in this Article II, in form and substance reasonably acceptable to TriCo and North Valley, all in accordance with the provisions of an agreement (the “Exchange Agent Agreement”) executed between TriCo and the Exchange Agent. At or prior to the Effective Time, TriCo shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of TriCo Common Stock and cash in lieu of fractional shares (such certificates and cash for shares of TriCo Common Stock, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of North Valley Common Stock. All fees, expenses and cost reimbursements payable to the Exchange Agent pursuant to the Exchange Agent Agreement shall be for the account of TriCo.

2.2. Exchange of Shares.

(a) As soon as practicable but not later than five (5) Business Days after the Effective Time, TriCo shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a form letter of transmittal, in form and substance reasonably acceptable to TriCo and North Valley, (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) plus instructions for use of the letter of transmittal in effecting the surrender of the Certificates in exchange for certificates representing the shares of TriCo Common Stock and the cash in lieu of fractional shares into which the shares of North Valley Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole shares of TriCo Common Stock to which such holder of North Valley Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash in lieu of a fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, which certificate for shares of TriCo Common Stock and check representing cash in lieu of fractional shares shall be mailed to each such holder not later than ten (10) days following receipt by the Exchange Agent of the Certificate or Certificates and a duly executed letter of transmittal, and the Certificate or Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, unpaid dividends, and distributions, if any, payable to holders of Certificates.

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(b) No dividends or other distributions declared after the Effective Time with respect to TriCo Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate or Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of TriCo Common Stock represented by such Certificate.

(c) If any certificate representing shares of TriCo Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes or applicable fees required by reason of the issuance of a certificate representing shares of TriCo Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers entered on the stock transfer books of North Valley or otherwise of the shares of North Valley Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of TriCo Common Stock and cash in lieu of fractional shares as provided in this Article II.

(e) Each of TriCo and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable from the Exchange Fund pursuant to this Agreement to any holder of North Valley Common Stock, such amounts as the Exchange Agent or TriCo, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by TriCo or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of North Valley Common Stock in respect of whom such deduction and withholding was made by TriCo or the Exchange Agent, as the case may be.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by TriCo, the posting by such person of a bond in such amount as TriCo may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate at such person’s expense and such person’s payment of any related fees of the Exchange Agent, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of TriCo Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

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(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of North Valley for twelve (12) months after the Effective Time shall be returned to TriCo. Any shareholders of North Valley who have not theretofore complied with this Article II shall thereafter look only to TriCo or TriCo’s designated representative for payment of their shares of TriCo Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on TriCo Common Stock deliverable in respect of each share of North Valley Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of TriCo, North Valley, the Exchange Agent or any other person shall be liable to any former holder of shares of North Valley Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF NORTH VALLEY

Subject to the disclosures set forth in the disclosure letter of North Valley delivered to TriCo concurrently with the parties’ execution of this Agreement (the “North Valley Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by North Valley to TriCo under this Article III), North Valley hereby makes the following representations and warranties to TriCo, each of which is being relied upon by TriCo as a material inducement to TriCo to enter into and perform this Agreement.

3.1. Corporate Organization.

(a) North Valley is a corporation duly organized and validly existing under the laws of the State of California. North Valley and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on North Valley. North Valley is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). North Valley Bank, North Valley Trading Company, which is inactive, North Valley Capital Trust II, North Valley Capital Trust III, and North Valley Capital Trust IV are the only direct or indirect Subsidiaries of North Valley. Section 3.1(a) of the North Valley Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of North Valley and North Valley Bank as in effect as of the date of this Agreement.

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(b) North Valley Bank is a California state chartered bank organized and validly existing under the laws of California. The deposit accounts of North Valley Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by Law (as defined in Section 3.3), and all premiums and assessments due the FDIC in connection therewith have been paid by North Valley Bank. As of the date hereof, North Valley Bank is “well-capitalized” (as that term is defined at 12 C.F.R. Section 325.103). North Valley Bank has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on North Valley. Neither North Valley Bank, North Valley nor any Subsidiary of North Valley engages in the trust business or serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts. Section 3.1(b) of the North Valley Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of North Valley Bank as in effect as of the date of this Agreement.

(c) The minute books of North Valley and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, their respective Boards of Directors and all standing committees of their respective Boards of Directors.

(d) The term “Material Adverse Effect” with respect to TriCo or North Valley, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or materially impairs the ability of such party to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of TriCo, North Valley or any Subsidiary of either of them taken with the prior written consent of TriCo or North Valley, as applicable, or as otherwise expressly contemplated by this Agreement, (iv) any changes in general economic, market or political conditions affecting banks or their holding companies generally, (v) the impact of the announcement of this Agreement and the transactions contemplated hereby, (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties, provided that the effect of such changes described in clauses (iv), and (vi) hereof shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party.

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3.2. Capitalization.

(a) The authorized capital stock of North Valley consists of 60,000,000 shares of North Valley Common Stock and 5,000,000 shares of preferred stock, with no par value (the “North Valley Preferred Stock”). As of the date hereof, there are: (i) 6,836,463 shares of North Valley Common Stock issued and outstanding, including 47,740 shares held by the North Valley Employee Stock Ownership Plan (the “North Valley ESOP”); (ii) no shares of North Valley Common Stock held in North Valley’s treasury; and (iii) no shares of North Valley Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 378,365 shares of North Valley Common Stock reserved for issuance pursuant to the North Valley Option Plans (of which, collectively, options to purchase 354,710 shares are outstanding at the date hereof). No shares of North Valley Preferred Stock are issued and outstanding or reserved for issuance, except for 125,000 shares of North Valley Preferred Stock designated as Series A Junior Participating Preferred Stock reserved for issuance pursuant to the North Valley Rights Agreement, none of which is issued and outstanding as of the date hereof. All of the issued and outstanding shares of North Valley Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) All of the outstanding stock options granted by North Valley have been granted in compliance in all material respects with the terms of the applicable North Valley Option Plan and all applicable Laws. Except for the outstanding options, plans and other obligations set forth above, North Valley does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of North Valley Common Stock, North Valley Preferred Stock or any other equity security of North Valley or any securities representing the right to purchase or otherwise receive any shares of North Valley Common Stock, North Valley Preferred Stock or any other equity security of North Valley. With respect to each option outstanding as of the date hereof, the name of each optionee, the date of each option to purchase North Valley Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in Section 3.2(a) of the North Valley Disclosure Letter and no such option expires more than ten (10) years from the date of the grant thereof. The exercise price of each North Valley Option is no less than the fair market value of a share of common stock of North Valley Bancorp determined on the date of grant of such stock option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each North Valley Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been structured to so qualify. Each grant of a North Valley Option was duly authorized no later than the date on which the grant of such North Valley Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of North Valley (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the date of grant. North Valley has not granted, and there is no and has been no North Valley policy or practice to grant, any North Valley Options prior to, or otherwise coordinated the grant of North Valley Options with, the release or other public announcement of material information regarding North Valley or its financial results or prospects. The treatment of the North Valley Options provided for under this Agreement, including but not limited to Section 6.16 hereof, is consistent in all material respects with and not in violation of any document or agreement pertaining to a North Valley Option or a North Valley Option Plan or any applicable Laws.

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(c) Neither North Valley nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. Other than the North Valley Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which North Valley is a party or by which it is bound with respect to any equity security of any class of North Valley or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(d) North Valley owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No North Valley Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

3.3. Authority; No Violation.

(a) North Valley has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of North Valley (the “North Valley Board”). The North Valley Board, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the North Valley shareholders and resolved to recommend that the holders of the North Valley Common Stock vote in favor of approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Bank Merger. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of North Valley Common Stock (the “Requisite North Valley Vote”), no further corporate proceedings on the part of the North Valley Board, North Valley shareholders or the North Valley Bank Board of Directors (except for matters related to setting the date, time, place and record date for said meeting) are necessary in order to authorize or approve this Agreement or to consummate the transactions contemplated hereby including the Merger and the Bank Merger. This Agreement has been duly and validly executed and delivered by North Valley and (assuming due authorization, execution and delivery by TriCo of this Agreement) this Agreement constitutes a valid and binding obligation of North Valley, enforceable against North Valley in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally. All corporate proceedings on the part of North Valley necessary to consummate the transactions contemplated hereby will have been taken prior to the Effective Time.

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(b) North Valley Bank has full corporate or other power and authority to execute and deliver the Bank Merger Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of North Valley Bank, and by North Valley as the sole shareholder of North Valley Bank prior to the Effective Time. All corporate proceedings on the part of North Valley Bank and by North Valley as sole shareholder of North Valley Bank necessary to consummate the transactions contemplated hereby will have been taken prior to the Effective Time. The Bank Merger Agreement, upon execution and delivery by North Valley Bank, will be duly and validly executed and delivered by North Valley Bank and will (assuming due authorization, execution and delivery by Tri Counties Bank) constitute a valid and binding obligation of North Valley Bank, enforceable against North Valley Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by North Valley and the Bank Merger Agreement by North Valley Bank, nor the consummation by North Valley or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by North Valley or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of North Valley or the Articles of Incorporation or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate in any material respect any Laws applicable to North Valley or its Subsidiaries, or any of their respective properties or assets, or (y) violate or conflict in any material respect with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of North Valley or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which North Valley or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d) For the purposes of this Agreement, “Laws” shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, including, without limitation, the California Department of Business Oversight (the “CDBO”), the Federal Reserve Board, the FDIC, the SEC and any self-regulatory organization (each, a “Governmental Entity”).

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3.4. Consents and Approvals.

(a) Except for: (i) the filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the CDBO; (ii) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) including the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) relating to the meetings, including any adjournments or postponements thereof, of North Valley shareholders and TriCo shareholders to be held in connection with this Agreement and the Merger (the “North Valley Meeting” and the “TriCo Meeting,” as the case may be); (iii) approval of the listing on the NASDAQ Global Select Market (“NASDAQ”) of the TriCo Common Stock to be issued in connection with the Merger; (iv) the Requisite North Valley Vote and the Requisite TriCo Vote (as defined below); (v) the filing of the Agreement of Merger pursuant to the CGCL; (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws or with NASDAQ in connection with the issuance of the shares of TriCo Common Stock pursuant to this Agreement; and (vii) the filings and approvals required in connection with the Bank Merger Agreement and the Bank Merger, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with: (1) the execution and delivery by North Valley of this Agreement; (2) the consummation by North Valley of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by North Valley Bank of the Bank Merger Agreement; and (4) the consummation by North Valley Bank of the Bank Merger and the transactions contemplated thereby; except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of North Valley or North Valley Bank, as applicable, to consummate the transactions contemplated hereby.

(b) As of the date hereof, North Valley has no Knowledge (as defined below) of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis without the imposition of any Burdensome Condition (as defined below).

(c) For the purposes of this Agreement, “Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual or (b) with respect to any Person (as defined below) that is not an individual, the officers at the Executive Vice President level and above and the directors of such Person (the persons specified in clause (b) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have Knowledge of a particular fact, circumstance, event or other matter if (x) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (y) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, or (z) such knowledge could be obtained from reasonable inquiry of the direct reports of such individual or Entity Representative.

3.5. Reports. Since December 31, 2010, North Valley and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of North Valley and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of North Valley or any of its Subsidiaries since December 31, 2008. Except as previously disclosed to TriCo, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of North Valley or any of its Subsidiaries.

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3.6. Financial Statements; Exchange Act Filings; Books and Records.

(a) North Valley has previously made available to TriCo true, correct and complete copies of (i) the audited consolidated balance sheets of North Valley and its Subsidiaries as of December 31, 2012 and 2011 and the related audited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the fiscal years 2012, 2011 and 2010, inclusive, as reported in North Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of North Valley’s independent registered public accounting firm and (ii) the unaudited consolidated balance sheets of North Valley and its Subsidiaries as of September 30, 2013 and 2012 and the related audited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the nine months and quarterly period ended September 30, 2013 as reported in North Valley’s Quarterly Report on Form 10-Q with respect to the quarter ended September 30, 2013 filed with the SEC under the Exchange Act. North Valley will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of North Valley and its Subsidiaries as of December 31, 2013 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the period ended December 31, 2013, in the form North Valley expects to file under the Exchange Act in connection with its Form 10-K for the period ended December 31, 2013. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of North Valley and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. North Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and all reports subsequently filed under the Exchange Act (the “North Valley Exchange Act Reports”) comply (or, in the case of North Valley Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and North Valley has previously delivered or made available to TriCo true, correct and complete copies of such reports. The books and records of North Valley and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

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(b) North Valley and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by North Valley in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to North Valley’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of North Valley required under the Exchange Act with respect to such reports. North Valley has disclosed, based on its most recent evaluation prior to the date of this Agreement, to North Valley’s outside auditors and the audit committee of the North Valley Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect North Valley’s ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in North Valley’s internal controls over financial reporting.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of North Valley included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, as filed with the SEC, (ii) this Agreement or (iii) liabilities incurred since September 30, 2013 in the ordinary course of business consistent with past practice, neither North Valley nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

(d) Since January 1, 2012, (i) neither North Valley nor any of its Subsidiaries nor, to the Knowledge of North Valley, any director, officer, employee, auditor, accountant or representative of North Valley or any of its Subsidiaries, has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of North Valley or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2012, including any material complaint, allegation, assertion or claim that North Valley or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of North Valley, no attorney representing North Valley or any of its Subsidiaries, whether or not employed by North Valley or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2012, by North Valley or any of its officers, directors, employees or agents to the North Valley Board or any committee thereof or to any director or officer of North Valley.

(e) Neither North Valley nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among North Valley or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person (as defined below), on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act and the Exchange Act).

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3.7. Broker’s Fees. Neither North Valley nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Bank Merger Agreement, except that North Valley has engaged, and will pay a fee to Sandler O’Neill & Partners, L.P. (“Sandler”) in accordance with the terms of an agreement identified in Section 3.7 of the North Valley Disclosure Letter.

3.8.Absence of Certain Changes or Events.

(a) Except as disclosed in any North Valley Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither North Valley nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither North Valley nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither North Valley nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither North Valley nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither North Valley nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of North Valley or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on North Valley.

(b) Except as disclosed in any North Valley Exchange Act Report filed with the SEC prior to the date of this Agreement, since December 31, 2010, North Valley and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.

3.9. Legal Proceedings.

(a) Neither North Valley nor any of its Subsidiaries is a party to any, and there are no pending, or to North Valley’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against North Valley or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon North Valley or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon North Valley, its Subsidiaries or the assets of North Valley or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on North Valley or the Surviving Corporation.

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3.10. Taxes and Tax Returns.

(a) Since December 31, 2006, each of North Valley and its Subsidiaries has duly filed all material federal, state, local and foreign Tax Returns (as defined below) required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).

(b) Since December 31, 2006, each of North Valley and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes (as defined below) which have been incurred or are due or claimed to be due from it by federal, state, local and foreign taxing authorities on or prior to the date hereof.

(c) Neither the Internal Revenue Service (“IRS”) nor any other Governmental Entity has notified North Valley of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of North Valley or any Subsidiary.

(d) There are no material disputes pending, or claims asserted for, Taxes or assessments upon North Valley or any of its Subsidiaries, nor has North Valley or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any federal, state or local Tax Return for any period.

(e) Neither North Valley nor any Subsidiary has any liability for the Taxes of any Person (as defined below) (other than North Valley or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(f) Neither North Valley nor any Subsidiary will be required to include any item in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; or (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

(g) For the purposes of this Agreement, unless expressly defined elsewhere, “Taxes” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean all taxes, charges, fees, levies, penalties or other assessments or charges of any kind whatsoever imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto (whether disputed or not).

(h) For purposes of this Agreement, unless expressly defined elsewhere, “Tax Return” shall mean any return, report, information return or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and any related or supporting information) with respect to Taxes filed with a taxing authority having jurisdiction over a party or its Subsidiaries.

(i) “Person” as used in this Agreement, means any individual, corporation (including any non-profit corporation), company, limited liability company, general or limited partnership, limited liability partnership, joint venture, trust, estate, proprietorship, firm, society or other enterprise, association, organization, entity or governmental body.

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3.11. Employee Plans.

(a) Section 3.11(a) of the North Valley Disclosure Letter sets forth a true and complete list of each pension, retirement, salary continuation, profit-sharing, savings, deferred compensation, stock option, restricted stock or other equity-based compensation, severance, retention, change in control, termination, bonus, incentive compensation, fringe benefit, vacation, life insurance, disability, accident, supplemental benefit, welfare, medical, dental, vision, education reimbursement, compensation or other employee benefit plan, program, policy, arrangement or agreement, including, but not limited to, each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), that is maintained, sponsored, contributed to or required to be contributed to as of the date of this Agreement, or that has since December 31, 2006 been sponsored, maintained, sponsored, contributed to or required to be contributed to, by North Valley or any of its Subsidiaries or with respect to which North Valley or any of its Subsidiaries has any liability or obligation, contingent or otherwise, including by reason of being or having been treated as a “single employer” with any other trade or business within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) (individually, a “North Valley Plan,” or collectively, “North Valley Plans”).

(b) North Valley has previously made available to TriCo true, correct and complete copies of each of the North Valley Plans and all related documents, including, but not limited to, the following (if applicable): (i) the actuarial report for such North Valley Plans for the most recent plan year; (ii) the most recent determination letter from the IRS for such North Valley Plans; (iii) the current summary plan description and any summaries of material modifications thereto; (iv) all annual reports (Form 5500 series) for each North Valley Plan filed for each of the preceding three plan years, together with all schedules and attachments; (v) all agreements with fiduciaries and service providers relating to the North Valley Plans; (vi) all substantive correspondence relating to any such North Valley Plans addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency; and (vii) all Forms 5310 for each North Valley Plan filed for each of the preceding three plan years.

(c) No North Valley Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, a “multiple employer plan,” within the meaning of Section 210 of ERISA or Section 413 of the Code, or a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, and neither North Valley nor any of its Subsidiaries has contributed to, or had any obligation to contribute to, any such plan or arrangement in the previous seven years.

(d) No North Valley Plan is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is or was at any time subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and neither North Valley nor any of its Subsidiaries has contributed to, or had any obligation to contribute to, any such employee pension benefit plan in the previous seven years.

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(e) Each North Valley Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that considers the law changes incorporated in the plan sponsor’s most recently expired remedial amendment cycle determined under the provisions of Internal Revenue Service Revenue Procedure 2007-44, and to the Knowledge of North Valley, nothing has occurred since the date of such letter that is reasonably likely to adversely affect the tax qualification of such plan or to require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(f) To the Knowledge of North Valley, each North Valley Plan, both with respect to its form and administration, has been maintained, funded and administered in all material respects in compliance with its terms, the provisions of ERISA, the Code and applicable Law, whether as a matter of substantive Law or in order to maintain any intended tax qualification.

(g) With respect to each North Valley Plan, all contributions and premium payments for all time periods ending on or prior to the Closing Date and which are otherwise due and payable shall have been made.

(h) Section 3.11(h) of the North Valley Disclosure Letter lists each obligation of North Valley and any of its Subsidiaries to pay or provide for post-termination welfare or welfare-type benefits for any current or former employee, officer, director or contractor or their dependents or beneficiaries, other than those benefits required under COBRA.

(i) Other than routine claims for benefits, including those relating to qualified domestic relations orders, there are no (i) pending or (ii) threatened lawsuits, governmental investigations or other claims against or involving any North Valley Plan, or any fiduciary (within the meaning of Section 3(21)(A) of ERISA) or service provider of any North Valley Plan, nor is there any reasonable basis for any such lawsuit, investigation or claim.

(j) Neither North Valley nor any of its Subsidiaries has any liability under any North Valley Plan arising out of the treatment of any service provider as an independent contractor or other self-employed individual rather than as an employee, or vice-versa. Except as set forth in Section 3.11(j) of the North Valley Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any employee, officer, director, independent contractor or consultant of North Valley or any of its Subsidiaries under any North Valley Plan; or (ii) accelerate or require the funding (whether on a formal or informal basis) of the benefits under any North Valley Plan.

(k) Each North Valley Plan which constitutes in any part a nonqualified deferred compensation arrangement within the meaning of and subject to Section 409A of the Code has at all times complied, both in form and operation, with the requirements of Section 409A(a)(2), (3) and (4) of the Code and applicable regulations and other guidance thereunder.

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(l) None of the North Valley Plans provides any benefits that would result in excess parachute payments (within the meaning of Section 280G) of the Code, either (i) solely as a result of the consummation of the transactions contemplated hereby; or (ii) as a result of the consummation of the transactions contemplated hereby and any actions taken by TriCo after the Closing Date.

(m) To the Knowledge of North Valley, neither North Valley nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is party to any agreement that could under any circumstances obligate it to make any payments that would not be deductible under Section 162(m) of the Code.

(n) Each of the North Valley Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(o) No action taken pursuant to Section 6.16 hereof will violate the terms of the North Valley Option Plans or of any award agreement entered into pursuant to such plans, nor will any such action constitute a material violation of any applicable Laws.

(p) Neither North Valley nor any of its Subsidiaries has undertaken to maintain any North Valley Plan for any period of time, and each North Valley Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable Laws, including Section 409A of the Code, or as may be imposed by the written terms of the plan document of the North Valley Plan.

3.12. Certain Contracts.

(a) Section 3.12 of the North Valley Disclosure Letter lists each written or oral contract, plan, commitment or any other arrangement to or by which North Valley or any if its Subsidiaries is a party or is bound with respect to the employment of any directors, officers, employees or consultants: (i) which, upon the execution of this Agreement, the North Valley Requisite Vote or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in or accelerate any payment or benefit (whether severance, retirement, change of control or otherwise) becoming due from TriCo, North Valley, any of their Subsidiaries or the Surviving Corporation to any party; (ii) which contains a non-compete or client or customer non-solicitation requirement or any other provision that materially restricts the conduct of any line of business by North Valley or any of its Subsidiaries or, following the Closing, TriCo or any of its Subsidiaries; (iii) with or to a labor union or guild (including any collective bargaining agreement); (iv) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); or (v) which involved payments by North Valley or any of its Subsidiaries in the fiscal year ended December 31, 2012 of more than $75,000 or which could reasonably be expected to involve payments during the fiscal year ending December 31, 2013 or any year thereafter of more than $75,000, other than (x) any such contract that is terminable at will on sixty (60) days or less notice without payment of a penalty in excess of $10,000, (y) deposit liabilities and (z) except with respect to item (i) above, debts for borrowed funds.

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(b) Section 3.12(b) of the North Valley Disclosure Letter sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which North Valley or any of its Subsidiaries is a party. Each contract, arrangement or commitment of the type described in this Section 3.12 is referred to herein as a “North Valley Contract.”

(c) (i) Each North Valley Contract is a valid and binding commitment of North Valley or one of its Subsidiaries, as the case may be, and is in full force and effect; (ii) each of North Valley and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each North Valley Contract; (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of North Valley or any of its Subsidiaries under any such North Valley Contract; and (iv) neither North Valley nor any of its Subsidiaries has received notice of any violation or imminent violation of any North Valley Contract by any other party thereto. True, correct and complete copies of each North Valley Contract have been provided or made available to TriCo prior to the date hereof.

3.13. Regulatory Agreements. Except as previously disclosed to TriCo, neither North Valley nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a “Regulatory Agreement”), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has North Valley or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.14. State Takeover Laws; Rights Agreement.

(a) North Valley and its Board of Directors have taken, or by the Effective Time will have taken, all necessary action so that any applicable provisions of the takeover laws of California and any other state (and any comparable provisions of North Valley’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

(b) North Valley has (i) duly authorized and executed an appropriate amendment to the North Valley Rights Agreement, which amendment has been provided to TriCo and (ii) taken all other action necessary or appropriate so that the entering into of this Agreement or the Shareholder Agreements, and the consummation of the transactions contemplated hereby and thereby (including the Merger) do not and will not result in TriCo being or becoming an “Acquiring Person” thereunder or the ability of any person to exercise a “Right” (as defined in the North Valley Rights Agreement) or enabling or requiring Rights to separate from the shares of North Valley Common Stock to which they are attached or to be triggered or become exercisable. The North Valley Rights Agreement will expire immediately prior to the Effective Time, and the North Valley Rights Agreement, as so amended, has not been further amended or modified except in accordance herewith. No “Distribution Date,” “Shares Acquisition Date” or “Trigger Event” (as such terms are defined in the North Valley Rights Agreement) has occurred prior to the date of this Agreement, nor will occur as a result of the entry by North Valley into this Agreement or the consummation of any of the transactions contemplated hereby and thereby.

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3.15. Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on North Valley or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the Knowledge of North Valley, threatened against North Valley or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on North Valley. There is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on North Valley. To the Knowledge of North Valley, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on North Valley. Neither North Valley nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on North Valley.

3.16. Allowances for Losses. All allowances for loan and lease losses of North Valley and its Subsidiaries, including any reserves for unfunded commitments, are, and as of the Effective Time will be, made in compliance with all applicable Laws, North Valley’s methodology for determining the adequacy of its allowance for losses and the standards established by the Financial Accounting Standards Board. Neither North Valley nor any of its Subsidiaries has been notified by any Governmental Entity or by North Valley’s independent auditor, in writing or otherwise, that: (i) such allowances are inadequate; (ii) the practices and policies of North Valley or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) such allowances are inadequate or inconsistent with the historical loss experience of North Valley or any of its Subsidiaries. Section 3.16 of the North Valley Disclosure Letter sets forth a complete list of all extensions of nonaccrual, credit and other real estate owned (“OREO”) that as of December 31, 2013 were classified as special mention, substandard, doubtful, loss or words of similar import. All OREO, if any, held by North Valley or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

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3.17.   Properties and Assets. Section 3.17 of the North Valley Disclosure Letter lists as of the date of this Agreement: (i) all real property owned by North Valley and its Subsidiaries; (ii) each real property lease, sublease or installment purchase arrangement to which North Valley or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which North Valley or any of its Subsidiaries is a party; and (iv) each item of North Valley’s or any of its Subsidiaries’ tangible personal property and equipment with a net book value of $40,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in North Valley’s consolidated financial statements as of September 30, 2013 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with North Valley’s or any of its Subsidiaries’ use and enjoyment of owned real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 2012, and (e) items listed in Section 3.17 of the North Valley Disclosure Letter, North Valley and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their owned real and tangible personal property, free and clear of all material liens, claims, charges and other encumbrances. North Valley and its Subsidiaries, as lessees, have the right under valid and existing leases to occupy, use and possess all property leased by them. All real property and fixed assets used by North Valley and its Subsidiaries are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized, and, to the Knowledge of North Valley, comply in all material respects with all applicable Laws relating thereto now in effect. North Valley and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which North Valley or any of its Subsidiaries is a party are valid and binding obligations of North Valley or any of its Subsidiaries in accordance with the terms thereof. Neither North Valley nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default by North Valley or any of its Subsidiaries or event which with the lapse of time or the giving of notice, or both, would constitute a material default by North Valley or any of its Subsidiaries under any such lease. To the Knowledge of North Valley, there are no applicable Laws, conditions of record, or other impediments that materially interfere with the intended use by North Valley or any of its Subsidiaries of any of the property owned, leased, or occupied by them.

3.18.  Insurance.

(a) North Valley and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of North Valley reasonably has determined to be prudent in accordance with industry practice. North Valley and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of North Valley and its Subsidiaries and policies on which a third party is named as an additional insured, North Valley or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b) The existing insurance carried by North Valley and its Subsidiaries is sufficient for compliance by North Valley and its Subsidiaries with all requirements of applicable Laws and agreements to which North Valley or its Subsidiaries are subject. Section 3.18 of the North Valley Disclosure Letter contains a true, correct and complete list as of the date hereof of all material insurance policies and bonds maintained by North Valley and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the North Valley Disclosure Letter, as in effect on the date hereof, have been delivered or made available to TriCo.

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3.19.  Compliance with Applicable Laws. Except as set forth in Section 3.19 of the North Valley Disclosure Letter, each of North Valley and its Subsidiaries has complied (after giving effect to any non-compliance and cure) and is in compliance in all material respects with all Laws applicable to it or to the operation of its business including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Foreign Corrupt Practices Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for those instances of noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on North Valley, or prevent, materially delay or materially impair the ability of North Valley to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, North Valley has not been advised of any regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. North Valley has adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to North Valley’s Knowledge, North Valley is in compliance with such law in all material respects. Neither North Valley nor its Subsidiaries have received any notice in writing of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.

3.20.  Loans.

(a) All loans, loan commitments, letters of credit and other extensions of credit (including any amendments, renewals, extensions or modifications thereto) (“Loans”) in which North Valley or any of its Subsidiaries has an interest, comply in all material respects with all applicable Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit owned by North Valley or any of its Subsidiaries, or in which North Valley or any of its Subsidiaries has an interest.

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(b) Except as set forth in Section 3.20 of the North Valley Disclosure Letter, all Loans have been made or acquired by North Valley in all material respects in accordance with Board of Director-approved loan policies. To the Knowledge of North Valley, each outstanding Loan of North Valley or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance, and similar Laws affecting creditors’ rights and remedies generally. Each of North Valley and its Subsidiaries holds the Loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans owned by North Valley and its Subsidiaries or in which North Valley or any of its Subsidiaries has an interest are with full recourse to the borrowers (except as set forth in Section 3.20 of the North Valley Disclosure Letter), and neither North Valley nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. To the Knowledge of North Valley, all applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance, and similar Laws affecting creditors’ rights and remedies generally. All Loans sold by North Valley or any of its Subsidiaries have been sold without recourse (except as set forth in Section 3.20 of the North Valley Disclosure Letter) to North Valley or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation.

(c) True, correct and complete copies of the currently effective lending policies of North Valley and its Subsidiaries have been furnished or made available to TriCo.

(d) Each outstanding Loan participation sold by North Valley or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including North Valley or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to North Valley or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of North Valley and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(e) Each of North Valley and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

3.21.  Undisclosed Liabilities. Neither North Valley nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on North Valley.

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3.22.  Intellectual Property Rights. North Valley and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 3.22 of the North Valley Disclosure Letter sets forth all proprietary rights that are material to the conduct of business of North Valley or any of its Subsidiaries. Neither North Valley nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither North Valley nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

3.23.  Indemnification.

(a) North Valley has no Knowledge of any action or failure to take action by any director, officer, employee or agent of North Valley or any North Valley Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from North Valley or any North Valley Subsidiary under the Articles of Incorporation, Bylaws (or equivalent documents) or Laws applicable to North Valley or any North Valley Subsidiary.

(b) Prior to the Closing Date, North Valley has entered into amended indemnification agreements with its current directors and officers to provide that the Tail Insurance Policy (as defined below) shall be substituted for the Letter of Credit called for in the current indemnification agreements with such directors and officers, and the North Valley Board has adopted resolutions determining that the Tail Insurance Policy is an adequate substitute for the Letter of Credit called for in all applicable indemnification agreements entered into between North Valley and its directors and officers (the “Tail Resolutions”).

(c) Section 3.23 of the North Valley Disclosure Letter sets forth the indemnification agreements as amended and in effect at the date of the Agreement.

3.24.  Insider Interests.

(a) All outstanding Loans and other contractual arrangements (including deposit relationships) between North Valley or any North Valley Subsidiary and any officer, director, employee or greater than five percent (5%) shareholder of North Valley (or any affiliate of any of them) of North Valley or any North Valley Subsidiary conform to applicable Laws.

(b) Except as set forth in Section 3.24(b) of the North Valley Disclosure Letter, no officer, director or employee of North Valley or any North Valley Subsidiary, or any of such persons’ family members or their affiliates, has an outstanding Loan from North Valley or any of its Subsidiaries or any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of North Valley or any North Valley Subsidiary.

3.25.  Fairness Opinion. North Valley has received an opinion from Sandler dated as of the date hereof to the effect that, in its opinion, the aggregate consideration pursuant to this Agreement is fair to the holders of North Valley Common Stock from a financial point of view.

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3.26.  Labor.

(a) Neither North Valley nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. To the Knowledge of North Valley, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the employees of North Valley or its Subsidiaries. Since January 1, 2012, there has been no actual or, to the Knowledge of North Valley, threatened strikes, slowdowns or work stoppages by any employees of North Valley or its Subsidiaries.

(b) North Valley and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. Without limiting the generality of the foregoing, each individual who renders services to North Valley or any Subsidiary of North Valley who is classified by North Valley or such Subsidiary of North Valley, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under North Valley benefit plans) is properly so characterized.

3.27.  Investment Securities. Each of North Valley and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of North Valley or any of its Subsidiaries and except for such defects in title or liens that would not be material to North Valley and its Subsidiaries. Such securities are valued on the books of North Valley and its Subsidiaries in accordance with GAAP.

3.28.  Derivatives Contracts. Neither North Valley nor any of its Subsidiaries is a party to or have agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) and do not own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

3.29.  Tax Treatment of Merger. As of the date of this Agreement, North Valley is not aware of any fact or state of affairs relating to North Valley that could cause the Merger or the Bank Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

3.30.  North Valley Information. The information provided in writing by North Valley relating to North Valley and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by North Valley, and no statement by North Valley in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to TriCo.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF TRICO

Subject to the disclosures set forth in the disclosure letter of TriCo delivered to North Valley concurrently with the parties’ execution of this Agreement (the “TriCo Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article IV to which it relates (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by TriCo to North Valley under this Article IV), TriCo hereby makes the following representations and warranties to North Valley, each of which is being relied upon by North Valley as a material inducement to North Valley to enter into and perform this Agreement.

4.1.  Corporate Organization.

(a) TriCo is a corporation duly organized and validly existing under the laws of the State of California. TriCo and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted, and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on TriCo. TriCo is duly registered as a bank holding company with the Federal Reserve Board. Tri Counties Bank, TriCo Capital Trust I, and TriCo Capital Trust II are the only direct or indirect Subsidiaries of TriCo. Section 4.1(a) of the TriCo Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of TriCo and Tri Counties Bank as in effect as of the date of this Agreement.

(b) Tri Counties Bank is a California state chartered bank duly organized and validly existing under the laws of the State of California. The deposit accounts of Tri Counties Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due the FDIC in connection therewith have been paid by Tri Counties Bank. Tri Counties Bank is “well-capitalized” (as that term is defined at 12 C.F.R. Section 325.103). Tri Counties Bank has no Subsidiaries. Tri Counties Bank has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on TriCo. None of Tri Counties Bank, TriCo nor any Subsidiary of TriCo engages in the trust business or serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts. The Articles of Incorporation and Bylaws of Tri Counties Bank, copies of which are set forth in Section 4.1(b) of the TriCo Disclosure Letter, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

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(c) The minute books of TriCo and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, their respective Boards of Directors and all standing committees of their respective Boards of Directors.

4.2.  Capitalization.

(a) The authorized capital stock of TriCo consists of 50,000,000 shares of TriCo Common Stock and 1,000,000 shares of preferred stock, with no par value (the “TriCo Preferred Stock”). As of the date hereof, there are: (i) 16,076,662 shares of TriCo Common Stock issued and outstanding, including 1,317,666 shares held by the TriCo ESOP; (ii) no shares of TriCo Common Stock held in TriCo’s treasury; and (iii) no shares of TriCo Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 2,183,870 shares of TriCo Common Stock reserved for issuance pursuant to the TriCo’s equity incentive plans (the “TriCo Equity Plans”) (of which, collectively, options to purchase 1,246,370 shares are outstanding at the date hereof). No shares of TriCo Preferred Stock are issued and outstanding or reserved for issuance, except for 150,000 shares of TriCo Preferred Stock designated as Series AA Junior Participating Preferred Stock reserved for issuance pursuant to the TriCo Rights Agreement, none of which is issued and outstanding as of the date hereof. All of the issued and outstanding shares of TriCo Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the outstanding stock options granted by TriCo have been granted in compliance in all material respects with all applicable Laws. Except for the outstanding options, plans and other obligations set forth above, TriCo does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of TriCo Common Stock, TriCo Preferred Stock or any other equity security of TriCo or any securities representing the right to purchase or otherwise receive any shares of TriCo Common Stock, TriCo Preferred Stock or any other equity security of TriCo. Neither TriCo nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. Other than the TriCo Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which TriCo is a party or by which it is bound with respect to any equity security of any class of TriCo or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

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(c) TriCo owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No TriCo Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

4.3.  Authority; No Violation.

(a) TriCo has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the TriCo Board (the “TriCo Board”). The TriCo Board, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the TriCo shareholders and resolved to recommend that the holders of TriCo Common Stock vote in favor of approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Bank Merger. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TriCo Common Stock (the “Requisite TriCo Vote”), no further corporate proceedings on the part of the TriCo Board, the shareholders of TriCo or the Tri Counties Bank Board of Directors (except for matters related to setting the date, time, place and record date for said meeting) are necessary in order to authorize or approve this Agreement or to consummate the transactions contemplated hereby including the Merger and the Bank Merger. This Agreement has been duly and validly executed and delivered by TriCo and (assuming due authorization, execution and delivery by North Valley of this Agreement) this Agreement constitutes a valid and binding obligation of TriCo, enforceable against TriCo in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally. All corporate proceedings on the part of TriCo necessary to consummate the transactions contemplated hereby will have been taken prior to the Effective Time.

(b) Tri Counties Bank has full corporate or other power and authority to execute and deliver the Bank Merger Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Tri Counties Bank and by TriCo as the sole shareholder of Tri Counties Bank prior to the Effective Time. All corporate proceedings on the part of Tri Counties Bank and by TriCo as sole shareholder of Tri Counties Bank necessary to consummate the transactions contemplated hereby will have been taken prior to the Effective Time. The Bank Merger Agreement, upon execution and delivery by Tri Counties Bank, will be duly and validly executed and delivered by Tri Counties Bank and will (assuming due authorization, execution and delivery by North Valley Bank) constitute a valid and binding obligation of Tri Counties Bank, enforceable against Tri Counties Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally.

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(c) Neither the execution and delivery of this Agreement by TriCo or the Bank Merger Agreement by Tri Counties Bank nor the consummation by TriCo or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by TriCo or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of TriCo or the Articles of Incorporation or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate in any material respect any Laws applicable to TriCo or its Subsidiaries or any of their respective properties or assets, or (y) violate or conflict in any material respect with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of TriCo or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which TriCo or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4.  Consents and Approvals.

(a) Except for the approvals and filings referred to in Section 3.4(a), no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party, are necessary in connection with: (1) the execution and delivery by TriCo of this Agreement; (2) the consummation by TriCo of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Tri Counties Bank of the Bank Merger Agreement; and (4) the consummation by Tri Counties Bank of the Bank Merger and the transactions contemplated thereby; except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of TriCo or Tri Counties Bank, as applicable, to consummate the transactions contemplated hereby.

(b) As of the date hereof, TriCo has no Knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis without the imposition of any Burdensome Condition (as defined below).

4.5.  Reports. Since December 31, 2012, TriCo and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of TriCo and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of TriCo since December 31, 2008. Except as previously disclosed to North Valley, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of TriCo or any of its Subsidiaries.

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4.6.  Financial Statements; Exchange Act Filings; Books and Records.

(a) TriCo has previously made available to North Valley true, correct and complete copies of (i) the audited consolidated balance sheets of TriCo and its Subsidiaries as of December 31, 2012 and 2011 and the related audited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the fiscal years 2012, 2011 and 2010, inclusive, as reported in TriCo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of TriCo’s independent registered public accounting firm and (ii) the unaudited consolidated balance sheets of TriCo and its Subsidiaries as of September 30, 2013 and 2012 and the related audited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the nine months and quarterly period ended September 30, 2013 as reported in TriCo’s Quarterly Report on Form 10-Q with respect to the quarter ended September 30, 2013 filed with the SEC under the Exchange Act. TriCo will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of TriCo and its Subsidiaries as of December 31, 2013 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the period ended December 31, 2013, in the form TriCo expects to file under the Exchange Act in connection with its Form 10-K for the period ended December 31, 2013. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of TriCo and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. TriCo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and all reports subsequently filed under the Exchange Act (the “TriCo Exchange Act Reports”) comply (or, in the case of TriCo Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and TriCo has previously delivered or made available to North Valley true, correct and complete copies of such reports. The books and records of TriCo and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

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(b) TriCo and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by TriCo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to TriCo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of TriCo required under the Exchange Act with respect to such reports. TriCo has disclosed, based on its most recent evaluation prior to the date of this Agreement, to TriCo’s outside auditors and the audit committee of the TriCo Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect TriCo’s ability to accurately record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TriCo’s internal controls over financial reporting.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of TriCo included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, as filed with the SEC, (ii) this Agreement or (iii) liabilities incurred since September 30, 2013 in the ordinary course of business consistent with past practice, neither TriCo nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

(d) Since January 1, 2012, (i) neither TriCo nor any of its Subsidiaries nor, to the Knowledge of TriCo, any director, officer, employee, auditor, accountant or representative of TriCo or any of its Subsidiaries, has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TriCo or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2012, including any material complaint, allegation, assertion or claim that TriCo or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of TriCo, no attorney representing TriCo or any of its Subsidiaries, whether or not employed by TriCo or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2012, by TriCo or any of its officers, directors, employees or agents to the TriCo Board or any committee thereof or to any director or officer of TriCo.

(e) Neither TriCo nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among TriCo or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act and the Exchange Act).

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4.7.  Broker’s Fees. Neither TriCo nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Bank Merger Agreement, except that TriCo has engaged, and will pay a fee to Keefe, Bruyette & Woods, Inc. (“KBW”) in accordance with the terms of a letter agreement between TriCo and KBW identified in Section 4.7 of the TriCo Disclosure Letter.

4.8.  Absence of Certain Changes or Events.

(a) Except as disclosed in any TriCo Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither TriCo nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither TriCo nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither TriCo nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither TriCo nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither TriCo nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of TriCo or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on TriCo.

(b) Except as disclosed in any TriCo Exchange Act Report filed with the SEC prior to the date of this Agreement, since December 31, 2010, TriCo and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.

4.9.  Legal Proceedings.

(a) Neither TriCo nor any of its Subsidiaries is a party to any, and there are no pending, or to TriCo’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TriCo or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon TriCo or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon TriCo, its Subsidiaries or the assets of TriCo or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on TriCo or the Surviving Corporation.

4.10.  Taxes and Tax Returns.

(a) Since December 31, 2006, each of TriCo and its Subsidiaries has duly filed all material federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).

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(b) Since December 31, 2006, each of TriCo and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by federal, state, local and foreign taxing authorities on or prior to the date hereof.

(c) Neither the IRS nor any other Governmental Entity has notified TriCo of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of TriCo.

(d) There are no material disputes pending, or claims asserted for, Taxes or assessments upon TriCo or any of its Subsidiaries, nor has TriCo or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any federal, state or local Tax Return for any period.

4.11.  Regulatory Agreements. Except as previously disclosed to North Valley, neither TriCo nor any of its Subsidiaries is subject to any Regulatory Agreement, at the request of any Governmental Entity that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has TriCo or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.12.  State Takeover Laws; Rights Agreement.

(a) TriCo and its Board of Directors have taken, or by the Effective Time will have taken, all necessary action so that any applicable provisions of the takeover laws of California and any other state (and any comparable provisions of TriCo’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

(b) TriCo has taken all other action necessary or appropriate, if any, so that the entering into of this Agreement or the Shareholder Agreements, and the consummation of the transactions contemplated hereby and thereby (including the Merger), do not and will not result in North Valley being or becoming an “Acquiring Person” thereunder or the ability of any Person to exercise a “Right” (as defined in the TriCo Rights Agreement) or enabling or requiring Rights to separate from the shares of TriCo Common Stock to which they are attached or to be triggered or become exercisable. No “Distribution Date,” “Shares Acquisition Date” or “Trigger Event” (as such terms are defined in the TriCo Rights Agreement) has occurred prior to the date of this Agreement, nor will occur as a result of the entry by TriCo into this Agreement or the consummation of any of the transactions contemplated hereby and thereby.

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4.13.  Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on TriCo or any of its Subsidiaries of any liability or obligation arising under Environmental Laws, pending or, to the Knowledge of TriCo, threatened against TriCo or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on TriCo. To the Knowledge of TriCo, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on TriCo. There is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on TriCo. To the Knowledge of TriCo, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on TriCo. Neither TriCo nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Laws that would have or would reasonably be expected to have a Material Adverse Effect on TriCo.

4.14.  Allowances for Losses. All allowances for loan and lease losses of TriCo and its Subsidiaries, including any reserves for unfunded commitments, are, and as of the Effective Time will be, made in compliance with all applicable Laws, TriCo’s methodology for determining the adequacy of its allowance for losses and the standards established by the Financial Accounting Standards Board. Neither TriCo nor any of its Subsidiaries has been notified by any Governmental Entity or by TriCo’s independent auditor, in writing or otherwise, that: (i) such allowances are inadequate; (ii) the practices and policies of TriCo or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) such allowances are inadequate or inconsistent with the historical loss experience of TriCo or any of its Subsidiaries. All OREO, if any, held by TriCo or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

4.15. Insurance.

(a) TriCo and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TriCo reasonably has determined to be prudent in accordance with industry practice. TriCo and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TriCo and its Subsidiaries and policies on which a third party is named as an additional insured, TriCo or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b) The existing insurance carried by TriCo and its Subsidiaries is sufficient for compliance by TriCo and its Subsidiaries with all requirements of applicable Laws and agreements to which TriCo or its Subsidiaries are subject.

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4.16. Compliance with Applicable Laws. Except as set forth in Section 4.16 of the TriCo Disclosure Letter, each of TriCo and its Subsidiaries has complied (after giving effect to any non-compliance and cure) and is in compliance in all material respects with all Laws applicable to it or to the operation of its business including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Foreign Corrupt Practices Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for those instances of noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on TriCo or prevent, materially delay or materially impair the ability of TriCo to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, TriCo has not been advised of any regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. TriCo has adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act and, to TriCo’s Knowledge, TriCo is in compliance with such law in all material respects. Neither TriCo nor its Subsidiaries have received any notice in writing of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.

4.17. Loans.

(a) All Loans in which TriCo or any of its Subsidiaries has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit owned by TriCo or any of its Subsidiaries, or in which TriCo or any of its Subsidiaries has an interest.

(b) All Loans have been made or acquired by TriCo in all material respects in accordance with Board of Director-approved loan policies. Each of TriCo and its Subsidiaries holds the Loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans owned by TriCo and its Subsidiaries or in which TriCo or any of its Subsidiaries has an interest are with full recourse to the borrowers, and neither TriCo nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. To the Knowledge of TriCo, all applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, moratorium, fraudulent conveyance, and similar Laws affecting creditors’ rights and remedies generally. All Loans sold by TriCo or any of its Subsidiaries have been sold without recourse to TriCo or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation.

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(c) True, correct and complete copies of the currently effective lending policies of TriCo and its Subsidiaries have been furnished or made available to North Valley.

(d) Each outstanding Loan participation sold by TriCo or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including TriCo or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to TriCo or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of TriCo and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(e) Each of TriCo and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

4.18. Undisclosed Liabilities. Neither TriCo nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on TriCo.

4.19. Tax Treatment of Merger. As of the date of this Agreement, TriCo is not aware of any fact or state of affairs relating to TriCo that could cause the Merger or the Bank Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

4.20. TriCo Information. The information relating to TriCo and its Subsidiaries to be contained in the Joint Proxy Statement/Prospectus, the Registration Statement, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by TriCo, and no statement by TriCo in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to North Valley.

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4.21. Employee Plans.

(a) No TriCo Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan,” within the meaning of Section 210 of ERISA or Section 413 of the Code and neither TriCo nor any of its Subsidiaries has contributed to, or had any obligation to contribute to, any such plan or arrangement in the previous seven years.

(b) No TriCo Plan is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is or was at any time subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and neither Trico nor any of its Subsidiaries has contributed to, or had any obligation to contribute to, any such employee pension benefit plan in the previous seven years.

(c) Other than routine claims for benefits, including those relating to qualified domestic relations orders, there are no pending or, to the Knowledge of TriCo, threatened lawsuits, governmental investigations or other claims against or involving any TriCo Plan, or, to the Knowledge of TriCo, any fiduciary (within the meaning of Section 3(21)(A) of ERISA) or service provider of any Plan, nor, to the Knowledge of TriCo, is there any reasonable basis for any such lawsuit, investigation or claim.

(d) For purposes of this Section 4.21, “TriCo Plan” shall mean each pension, retirement, profit-sharing, savings, deferred compensation, stock option, restricted stock or other equity-based compensation, severance, retention, change in control, termination, bonus, incentive compensation, fringe benefit, vacation, life insurance, disability, accident, supplemental benefit, welfare, medical, dental, vision, education reimbursement, compensation or other employee benefit plan, program, policy, arrangement or agreement, including, but not limited to, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), that is maintained, sponsored, contributed to or required to be contributed to as of the date of this Agreement or with respect to which TriCo or any of its Subsidiaries has any liability or obligation, contingent or otherwise, including by reason of being or having been treated as a “single employer” with any other trade or business within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

4.22 Certain Contracts. Neither TriCo nor any of its Subsidiaries is a party to or bound by any written or oral contract, plan, commitment or any other arrangement with respect to the employment of any directors, officers, employees or consultants (each a “TriCo Contract”): (i) which, upon the execution of this Agreement, the TriCo Requisite Vote or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in or accelerate any payment or benefit (whether severance, retirement, change of control or otherwise) becoming due from TriCo, North Valley, any of their Subsidiaries or the Surviving Corporation to any party, (ii) which contains a non-compete or client or customer non-solicitation requirement or any other provision that materially restricts the conduct of any line of business by TriCo or any of its Subsidiaries or, following the Closing, TriCo or any of its Subsidiaries; or (iii) with or to a labor union or guild (including any collective bargaining agreement). Each TriCo Contract is a valid and binding commitment of TriCo or one of its Subsidiaries, as the case may be, and is in full force and effect; (ii) each of TriCo and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each TriCo Contract; (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of TriCo or any of its Subsidiaries under any such TriCo Contract; and (iv) neither TriCo nor any of its Subsidiaries has received notice of any violation or imminent violation of any TriCo Contract by any other party thereto. True, correct and complete copies of each TriCo Contract have been provided or made available to North Valley prior to the date hereof.

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ARTICLE V.

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1.  Covenants of North Valley.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(i) North Valley shall, and shall cause each Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except to the extent expressly provided otherwise in this Agreement, or as consented to in writing by TriCo);

(ii) North Valley shall, and shall cause each Subsidiary to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, subject to good faith disputes, and (C) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing (as defined in Section 9.1 hereof);

(iii) North Valley shall promptly notify TriCo of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to Closing set forth in Article VII not to be satisfied;

(iv) North Valley shall, and shall cause each Subsidiary to, use its commercially reasonable efforts to assure that each of its material contracts (other than with TriCo) entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger or the Bank Merger, and shall give reasonable advance notice to TriCo prior to allowing any material contract or right thereunder to lapse or terminate by its terms;

(v) North Valley shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease;

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(vi) North Valley shall, and shall cause each Subsidiary to, continue to ensure compliance in all material respects with all Laws applicable to it or to the operation of its business including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Foreign Corrupt Practices Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, and maintain its existing training programs for executive and lending staffs; and

(vii) North Valley shall execute and deliver any supplemental indentures or other documents required to allow TriCo to assume the obligations of North Valley under the indentures and guarantee agreements listed on Section 5.1(a) of the North Valley Disclosure Letter relating to the trust preferred securities issued by North Valley so as to make such assumptions effective and shall cause its counsel to provide any opinion of counsel to the trustees thereof if requested by TriCo.

(b) Without limiting the generality or effect of the provisions of Section 5.1(a), during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, North Valley shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following, except to the extent expressly provided otherwise in this Agreement or as consented to in writing by TriCo:

(i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, provided however, that North Valley Bank may pay cash dividends or distributions to North Valley for the purpose of enabling North Valley to pay interest on its Junior Subordinated Debt Securities and to pay its ordinary operating expenses, in each case in accordance with past practices and as they become due;

(ii) (a) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of North Valley Options issued and outstanding as of the date of this Agreement pursuant to the North Valley Option Plans in accordance with their present terms, or (b) repurchase, redeem or otherwise acquire (except in partial or complete satisfaction of debts previously contracted or upon the forfeiture of outstanding restricted stock or the exercise or fulfillment of North Valley Options) any shares of the capital stock of North Valley or any North Valley Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of North Valley or any North Valley Subsidiaries;

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(iii) issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of North Valley Common Stock pursuant to North Valley Options granted pursuant to the North Valley Option Plans and outstanding as of the date of this Agreement, in accordance with their present terms; provided, that prior to the Effective Time, North Valley may register such number of additional shares of North Valley Common Stock on a Form S-8 registration statement as may be necessary to cover all of the outstanding North Valley Options;

(iv) amend its Articles of Incorporation, Bylaws or other similar governing documents unless required to do so in order to comply with applicable Laws or regulations or by regulatory directive;

(v) enter any written or oral contract, plan, commitment or any other arrangement of a nature described in subsection 3.12(a)(i) – (v), other than those described in subsections 3.12(a)(x) – (z).

(vi) other than commitments entered into prior to the date of this Agreement, as set forth in Section 5.1(b)(vi) of the North Valley Disclosure Letter, make capital expenditures aggregating in excess of $40,000, except for emergency repairs and replacements;

(vii) enter into any new line of business;

(viii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

(ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Laws;

(x) change its methods of accounting in effect at December 31, 2012 except as required by changes in GAAP or regulatory accounting principles as concurred to by North Valley’s independent auditors;

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(xi) (a) except as required by applicable Laws or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between North Valley or North Valley Bank and one or more of its current or former directors, officers or employees, (b) increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (c) except as provided in Schedule 5.1(b)(xi)(c), enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (d) hire any new employee at an annual compensation in excess of $60,000, except to fill open positions consistent with past practices, (e) pay aggregate expenses of more than $2,500 per person for employees or directors who attend conventions or similar meetings after the date hereof, (f) promote any employee to a level of vice president or more senior, (g) except as provided in Schedule 5.1(b)(xi)(g), pay any retention bonuses to any employees or (h) except as provided in Schedule 5.1(b)(xi)(c), pay any other bonuses or incentives other than pursuant to an incentive plan, agreement, plan or policy of North Valley or North Valley Bank in effect as of the date hereof and in a manner consistent with past practice;

(xii) incur any indebtedness, with a term greater than one year, for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

(xiii) sell, purchase, enter into a lease, relocate, open or close any banking or other loan production office, or file an application pertaining to such action with any Governmental Entity;

(xiv) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

(xv) except as set forth in Section 5.1(b)(xv) of the North Valley Disclosure Letter, make any new Loans to, modify or renew the terms of any existing Loan to, or engage in any other transactions (other than routine banking transactions) with, any officer, director or greater than five percent (5%) shareholder of North Valley or North Valley Bank (or any affiliate of any of them), or to or with any employee of North Valley or North Valley Bank other than Loans to employees that are in the ordinary course of business consistent with past practices and in compliance with applicable Laws, including Federal Reserve Board Regulation O;

(xvi) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices;

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(xvii) purchase, modify or originate any: (a) Loans except in accordance with existing North Valley Bank’s lending policies, and lending limits and authorities; or (b)(i) Loans requiring North Valley Bank Executive Loan Committee approval under North Valley Bank’s existing lending policies, (ii) Loans that are criticized or classified, (iii) unsecured consumer Loans in excess of $25,000; (iv) individual lot Loans in excess of $200,000; (v) construction, acquisition or development Loans, residential permanent Loans, Loans secured by special purpose property (as described in the TriCo credit underwriting guidelines approved August 1, 2013), including production lines for builders, or SBA 7(a) loans, to any one borrower in excess of $1,000,000 in the aggregate; except in each case for Loans for which written commitments have been issued by North Valley Bank and are currently outstanding as of the date hereof; provided, however, that North Valley shall provide TriCo (y) a copy of North Valley Bank’s weekly and monthly production report no more than five (5) Business Days after week or month end and (z) notice of any commitments over any of the limits set forth above, and provided further, that with respect to any Loan in excess of the foregoing limits, North Valley shall provide notice to TriCo of such Loan, describing the pertinent terms of the Loan (and for purposes of this clause (xvii) such notice shall include all necessary credit write-ups, and may be given by electronic transmission or facsimile), and TriCo shall have three (3) Business Days to give notice of objection to such Loan, acting reasonably, and for purposes of this clause (xvii) such notice may be by telephone (confirmed by electronic transmission or facsimile), electronic transmission or facsimile and such notice of objection shall provide in reasonable detail the basis for such objection, and the failure to so object within five Business Days shall be deemed a waiver of any such objection;

(xviii) price or reprice any Loans inconsistent with North Valley Bank’s current pricing methodology or, (i) in the case of variable rate Loans, at a variable rate that is less than The Wall Street Journal Prime or which adjusts less frequently than monthly or, (ii) in the case of a fixed rate loan, at a fixed rate of less than 4.00% per annum or with a term in excess of five (5) years;

(xix) price, accept, renew or pay any deposits with a rate of interest in excess of the rates permitted by 12 C.F.R. Section 337.6(b)(2) or materially change the characteristics of North Valley Bank’s deposit portfolio, including deposit types, interest rates and terms offered;

(xx) make any investments in any equity or Derivatives Contract, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than one (1) year at the time of purchase other than obligations of state and political subdivisions;

(xxi) sell any “held for investment” Loans or servicing rights related thereto or purchase any mortgage Loan servicing rights;

(xxii) take or omit to take any action that would have or be reasonably likely to have a Material Adverse Effect on North Valley or that would have or be reasonably likely to have a Material Adverse Effect on, or materially delay, the ability of North Valley and TriCo to obtain the Requisite Regulatory Approvals (as defined in Section 7.1) or otherwise have or be reasonably likely to have a Material Adverse Effect on North Valley’s and North Valley Bank’s ability to consummate the transactions contemplated by this Agreement;

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(xxiii) redeem, amend or waive any provisions of the North Valley Rights Agreement (other than such actions as are necessary to accommodate this Agreement and the transactions contemplated hereby, but not with respect to any Acquisition Proposal) or implement or adopt any other so-called “poison pill,” shareholder rights plan or other similar plan;

(xxiv) except as set forth in Section (b)(xxiv) of the North Valley Disclosure Letter, (i) settle any claim, action or proceeding, except any settlement involving amounts payable by North Valley and/or its Subsidiaries less than or equal to $100,000 individually or $250,000 in the aggregate and that would not impose any restriction on the conduct of its business or following the Closing, the business of TriCo or its Subsidiaries, (ii) waive, compromise, assign, cancel or release any rights or claims except as contemplated by clause (i) of this Section 5.1(b)(xxiv), or (iii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business;

(xxv) Materially restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, except in each case as required by Law or requested by a Governmental Entity;

(xxvi) Except as may be required by Law, make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amendment with respect to a material Tax Return, enter into any material closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(xxvii) Take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xxviii) agree or commit to do any of the actions set forth in clauses (i)—(xxvii) of this Section 5.1(b).

The consent of TriCo to any action by North Valley or any North Valley Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by, or an email from, the President or any Executive Vice President of TriCo or Tri Counties Bank, or any designee designated in writing by such persons. With respect to any written request by North Valley for TriCo’s consent to any non-permitted action of North Valley or any North Valley Subsidiary described in this Section 5.1, TriCo shall not unreasonably withhold or delay its consent.

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5.2. Covenants of TriCo.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement or disclosed in the TriCo Disclosure Letter or with North Valley’s prior written consent, TriCo shall not, and shall not permit Tri Counties Bank to:

(i) take any action that is intended or may reasonably be expected to result in any of TriCo’s representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Laws;

(ii) amend its Articles of Incorporation, Bylaws or other similar governing documents unless required to do so in order to comply with applicable Laws or regulations or by regulatory directive;

(iii) take or omit to take any action that would have or be reasonably likely to have a Material Adverse Effect on TriCo or that would have or be reasonably likely to have a Material Adverse Effect on, or materially delay, the ability of TriCo and North Valley to obtain the Requisite Regulatory Approvals (as defined in Section 7.1) or otherwise have or be reasonably likely to have a Material Adverse Effect on TriCo’s and Tri Counties Bank’s ability to consummate the transactions contemplated by this Agreement; or

(iv) agree or commit to do any of the actions set forth in clauses (i)—(iii) of this Section 5.2(a).

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, TriCo shall promptly notify North Valley of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to Closing set forth in Article VII not to be satisfied prior to the first anniversary of the date of this Agreement.

(c) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, TriCo undertakes and agrees with North Valley that it shall not solicit or accept any offer from any third party in the nature of an Acquisition Proposal involving TriCo in a business combination with such third party or other entity, unless such offer is expressly conditioned upon the performance by TriCo (or the successor in interest of TriCo) of all of its obligations under this Agreement in a manner such that the value of the consideration to be paid to the North Valley shareholders under this Agreement is not thereby reduced.

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(d) Without limiting the generality or effect of the provisions of Sections 5.2(a), (b) and (c), during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, TriCo shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following, except to the extent expressly provided otherwise in this Agreement or as consented to in writing by North Valley:

(i) declare or pay any distributions on or in respect of any of its capital stock other than ordinary quarterly cash dividends in conformity with past practice, or with respect to Tri Counties Bank, declare or pay dividends to TriCo other than in conformity with past practice and applicable law and for the purpose of enabling TriCo to pay interest on its Junior Subordinated Debt Securities and to pay its ordinary operating expenses, in each case in accordance with past practice and as they become due;

(ii) (a) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except the grant of awards pursuant to the TriCo Equity Plans, and upon the exercise or fulfillment of TriCo Options issued and outstanding as of the date hereof or (b) repurchase, redeem or otherwise acquire shares of its capital stock (except in partial or complete satisfaction of debts previously contracted, or upon the forfeiture of any outstanding shares of restricted stock) other than (x) not more than 333,400 shares of TriCo Common Stock currently remaining available for repurchase under the TriCo stock repurchase plan adopted and announced on August 21, 2007), (y) shares of the capital stock of TriCo or any TriCo Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of TriCo or any TriCo Subsidiaries and shares of TriCo Common Stock on behalf of the TriCo Employee Stock Ownership Plan; and (z) shares delivered by holders of TriCo Stock Options in connection with the exercise of such options;

(iii) issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of TriCo Options and other awards pursuant to the TriCo Equity Plans and TriCo Common Stock pursuant to TriCo Options or other awards granted pursuant to the TriCo Equity Plans; or

(iv) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

The consent of North Valley to any action by TriCo or Tri Counties Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive Vice President of North Valley. With respect to any written request by TriCo for North Valley’s consent to any non-permitted action of TriCo described in this Section 5.2, North Valley shall not unreasonably withhold or delay its consent.

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5.3. Merger Covenants. Notwithstanding that North Valley believes that it has established all allowances and taken all provisions for losses required by GAAP and applicable Laws, North Valley recognizes that TriCo may have adopted different loan, accrual and allowance policies (including loan classifications and levels of allowances for losses). In that regard and in general from and after the date of this Agreement to the Effective Time, North Valley and TriCo shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, North Valley’s loan, accrual and allowance policies to those policies of TriCo to the extent consistent with GAAP, provided, however, that no such additional accruals and loss allowances will be: (i) required to be made more than two (2) Business Days prior to the Closing Date and only after all conditions under Article VII have been satisfied or waived or (ii) deemed to have a Material Adverse Effect upon North Valley if made upon TriCo’s written request.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1. Regulatory Matters.

(a) Upon the execution and delivery of this Agreement, TriCo and North Valley shall promptly cause the Registration Statement to be prepared and TriCo shall cause the Registration Statement to be filed with the SEC. TriCo and North Valley shall use their commercially reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to North Valley or TriCo is discovered by North Valley or TriCo, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon TriCo shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of North Valley and TriCo (if prior to the meetings of the shareholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meetings. TriCo shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and North Valley shall furnish all information concerning North Valley and the holders of North Valley Common Stock as may be reasonably requested in connection with any such action. If the SEC requires a tax opinion in connection with the filing of the Registration Statement or before it will declare the registration statement effective, (i) TriCo shall use its commercially reasonable best efforts to cause its tax advisor to provide such opinion addressed to TriCo and (ii) North Valley shall use its commercially reasonable best efforts to cause its tax advisor to provide such opinion addressed to North Valley; provided, that the issuance of such opinions shall be conditioned upon the receipt by such tax advisors of customary representation letters from each of TriCo and North Valley in a form reasonably agreed to by the parties, and the parties shall otherwise reasonably cooperate with each other in the issuance of such tax opinions.

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(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and any Governmental Entity that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation, the Merger and the Bank Merger). North Valley and TriCo shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to North Valley or TriCo, as the case may be, which appears in any regulatory application made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, counsel to North Valley shall be provided with a draft of all regulatory applications for its review and approval not less than five (5) Business Days prior to the filing or submission of such applications with any Governmental Entity. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each of TriCo and North Valley shall use their reasonable best efforts to resolve any objections or any Burdensome Condition (as defined below) that may be asserted or imposed by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall either party or its Subsidiaries be required, and neither North Valley nor any of its Subsidiaries shall be permitted (without TriCo’s written consent in its sole discretion), to take any action or commit to take any action or agree to any condition, restriction or requirement involving any of them, pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations, that the TriCo Board determines in good faith would, or would be reasonably likely to, individually or in the aggregate, have a material adverse effect on the Surviving Corporation (assuming for this purpose that the Surviving Corporation consists of TriCo and North Valley and their respective subsidiaries, taken as a whole) (a “Burdensome Condition”); provided, that the sale, consolidation, divestiture or other disposition of one or more branch offices of TriCo or North Valley in a geographic banking market shall not constitute, or be taken into account in determining the existence of a Burdensome Condition.

(c) North Valley and TriCo shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of TriCo or North Valley to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

(d) TriCo and North Valley shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed or will contain any Burdensome Condition.

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6.2. Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, North Valley and TriCo shall each accord to the Representatives (defined below) of TriCo and North Valley, as applicable, access, during normal business hours throughout the period prior to the Effective Time, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records and, during such period, shall make available to TriCo and North Valley, respectively, (i) a copy of each report, schedule, and other document filed or received by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including its Subsidiaries’) business, properties and personnel as TriCo or North Valley may reasonably request. TriCo shall receive notice of all meetings of North Valley and its Subsidiaries’ Board of Directors (in all cases, at least as timely as all North Valley and its Subsidiaries, as the case may be, representatives to such meetings are required to be provided notice), and a representative of TriCo shall have the right to attend the portions of such meetings that do not pertain to: (i) confidential matters as reasonably determined by such Board of Directors; (ii) this Agreement or any of the transactions contemplated hereby; or (iii) matters relating to a Superior Proposal. North Valley and TriCo shall each provide to the other true, correct and complete copies of all financial and other information relating to their respective business or operations including their Subsidiaries (except for information that is attorney-client privileged) that is provided to directors of North Valley or its Subsidiaries and TriCo and its Subsidiaries in connection with meetings of their respective Boards of Directors or committees thereof. Set forth in Section 6.2 of the North Valley Disclosure Letter is an estimate of the expenses North Valley expects to incur in connection with the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and North Valley shall keep TriCo reasonably informed of material changes in such estimate.

(b) TriCo and North Valley entered into a Confidentiality Agreement dated January 7, 2013 (the “Confidentiality Agreement”). The Confidentiality Agreement shall remain in effect and apply to the information furnished by TriCo and North Valley pursuant to this Section 6.2.

(c) No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein.

6.3. Shareholder Meetings.

(a) Each of TriCo and North Valley shall take all action necessary in accordance with applicable Law and their respective Articles of Incorporation, Bylaws or similar organizational documents to duly call, give notice of, convene and, as soon as practicable but not later than sixty (60) days after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite TriCo Vote, in the case of TriCo, and the Requisite North Valley Vote. North Valley and TriCo shall cooperate to schedule and convene the North Valley Meeting and the TriCo Meeting on the same date.

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(b) Except in the case of a Change in Recommendation expressly permitted by Section 6.7, North Valley shall solicit, and use its reasonable best efforts to obtain, the Requisite North Valley Vote at the North Valley Meeting. Subject to Section 6.7(d), North Valley shall (i) through the North Valley Board, recommend to its shareholders adoption of this Agreement (the “North Valley Board Recommendation”), (ii) include such recommendation in the Joint Proxy Statement/Prospectus and (iii) use reasonable best efforts to obtain the North Valley Requisite Vote from its shareholders. North Valley hereby acknowledges its obligation to submit this Agreement to its shareholders at the North Valley Meeting as provided in this Section 6.3. In addition to the foregoing, North Valley agrees that it shall not submit to the vote of its shareholders at or prior to the North Valley Meeting any proposal (including but not limited to an Acquisition Proposal) other than the Merger and any proposal required by SEC Rule 14a-21(c) as a result of the Merger or the transactions contemplated by this Agreement; provided, however, that North Valley may withdraw, modify, qualify or otherwise effect a Change in Recommendation from the North Valley Board Recommendation if an Acquisition Proposal is a Superior Proposal as determined by the North Valley Board in accordance with Section 6.7 and North Valley may include disclosures in the Joint Proxy Statement or any amendment or supplement thereto as may be submitted to North Valley shareholders describing the reasons therefor along with the terms of any such Superior Proposal, all as the North Valley Board deems appropriate and necessary in the exercise of its fiduciary duties to North Valley shareholders.

(c) TriCo shall solicit, and use its reasonable best efforts to obtain, the Requisite TriCo Vote at the TriCo Meeting. TriCo shall (i) through its Board of Directors, recommend to its shareholders adoption of this Agreement, (ii) include such recommendation in the Joint Proxy Statement and (iii) use reasonable best efforts to obtain the Requisite TriCo Vote from its shareholders.

(d) Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of each party. If at any time following the dissemination of the Joint Proxy Statement/Prospectus (i) North Valley reasonably determines in good faith that the Requisite TriCo Vote is unlikely to be obtained at the TriCo Meeting, or (ii) TriCo reasonably determines in good faith that the Requisite North Valley Vote is unlikely to be obtained at the North Valley Meeting, then prior to the vote contemplated having been taken such party may request that the other party adjourn or postpone its meeting for up to forty-five (45) days from then-scheduled date and the other party shall comply with such request; provided that a party shall be required to adjourn or postpone its meeting on only one occasion. During such period of adjournment or postponement, the parties shall continue in all respects to comply with their obligations under this Section 6.3 and shall in good faith use reasonable best efforts to obtain shareholder approval or negotiate a restructuring of the transactions contemplated by this Agreement including the Merger and the Bank Merger (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its shareholders) and, subject to this Section 6.3, seek to obtain the Requisite TriCo Vote and/or the Requisite North Valley Vote, as the case may be. Except as set forth in this Section 6.3, no party shall have the obligation to postpone or adjourn its shareholder meeting.

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6.4. Legal Conditions to Merger. Subject to the terms and conditions of this Agreement, each of TriCo and North Valley shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and the Bank Merger and, subject to the conditions of Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by North Valley or TriCo in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5. Nasdaq Listing. TriCo shall use its reasonable best efforts to cause the shares of TriCo Common Stock to be issued in the Merger to be approved for quotation on NASDAQ prior to or at the Effective Time.

6.6. Employees.

(a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under TriCo Plans that are employee pension benefit plans (within the meaning of ERISA Section 3(2)), individuals who are employees (including, but not limited to, those who are on unpaid leave, paid leave and active employees) of North Valley or any North Valley Subsidiary at the Effective Time will be credited with periods of service with North Valley or the applicable North Valley Subsidiary before the Effective Time as if such service had been with TriCo or a TriCo Subsidiary, as applicable; provided that the foregoing shall not apply (i) for benefit accrual purposes, (ii) as would result in the duplication of benefits for the same period of service, (iii) for purposes of any “frozen” TriCo Plan for which new TriCo employees are generally not eligible or (iv) for any newly established TriCo Plan for which similarly situated employees of TriCo do not receive service credit for the period in question. Notwithstanding the preceding, the parties recognize that North Valley intends to maintain the North Valley 401(k) Plan through the Effective Time and to make matching contributions to the North Valley 401(k) Plan on behalf of eligible employees. With regard to participation by the employees who are eligible to participate in the North Valley 401(k) Plan prior to the Effective Time: (i) such employees shall be eligible to participate in TriCo’s 401(k) Savings Plan (the “TriCo 401(k) Plan”) immediately upon their becoming TriCo or TriCo Subsidiary employees incident to this transaction; (ii) such employees shall be eligible for the employer contributions in the TriCo 401(k) Plan, if any (whether match, profit-sharing or both), with regard to eligible compensation earned by them from TriCo or the TriCo Subsidiary following the Effective Time until the last day of the TriCo 401(k) Plan year that includes the Effective Time.

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(b) To the extent permissible under the applicable provisions of the Code, ERISA and the applicable TriCo Plans (except as to reasonable amendments that TriCo shall make to accommodate a provision that is permitted under the Code and ERISA), TriCo will or will cause its applicable Subsidiary to (i) give credit to employees of North Valley and its Subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage which are applicable under the TriCo Plans that are welfare benefit plans, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable North Valley Plans that are welfare benefit plans; (ii) make reasonable commercial efforts to cause each TriCo Plan that is a group health plan (including medical, dental and prescription drug) and that is made available to employees of North Valley and its Subsidiaries in the plan year which includes the Effective Time to provide each employee of North Valley and its Subsidiaries with credit for any co-payment and deductibles in such plan year paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements. Notwithstanding the generality of the foregoing, (i) each employee of North Valley and its Subsidiaries who has satisfied the applicable waiting periods for eligibility or participation in any TriCo Plan that is made available, in TriCo’s sole discretion, to such employee as of the effective time after credit for pre-Effective Time service has been given shall begin participating in such TriCo Plan immediately after the Effective Time without the need to wait for any open enrollment periods or plan entry dates; and (ii) each employee of North Valley and its Subsidiaries who has satisfied the applicable waiting periods for eligibility or participation in any North Valley Plan that is a medical plan, dental plan, disability plan or life insurance plan (excepting plans maintained only for a select group, such as executives), shall begin participating in the comparable TriCo Plan immediately after the Effective Time; and (iii) each TriCo Plan that provides severance or vacation/paid time off benefits and that is made available to any employee of North Valley or its Subsidiaries who continues employment with the Surviving Corporation or any of its subsidiaries following the Effective Time shall recognize service with North Valley and its Subsidiaries that was recognized by North Valley under the equivalent North Valley Plan. For illustration, if an employee of TriCo with 10 years of service is eligible to accrue four weeks of vacation in a calendar year under a Trico Plan, then a North Valley employee with 10 years of North Valley service who becomes a TriCo employee as of the Effective Time due to this transaction will accrue four weeks of vacation with TriCo in the calendar year under such Trico Plan.

(c) TriCo or one of its Subsidiaries shall provide severance benefits to those employees of North Valley and its Subsidiaries who continue in employment with the Surviving Corporation or any of its Subsidiaries through the Effective Time and whose employment is involuntarily terminated by the Surviving Corporation and its Subsidiaries without cause at or within 180 days after the Effective Time (other than employees who are entitled to receive severance payments under any employment, severance or similar plans or agreements as set forth in Section 3.11 of the North Valley Disclosure Letter) in accordance with TriCo’s current written severance policy as previously delivered to North Valley.

(d) There shall be no North Valley ESOP loans nor any unallocated accounts in respect of any North Valley ESOP loans as of the Effective Time. North Valley shall continue to make employer contributions to the North Valley ESOP for each plan year quarter ending on or before the Effective Time, provided such contributions are comparable in amount, on a prorated basis, to past employer contributions to the North Valley ESOP.

(e) North Valley shall take, or cause to be taken, all actions necessary to cause the fiduciaries of the North Valley ESOP to take all of the following actions:

(i) Implement a written confidential pass-through voting procedure pursuant to which the participants under the North Valley ESOP and their beneficiaries shall direct the trustee under the North Valley ESOP to vote the shares of North Valley Common Stock allocated to their North Valley ESOP accounts with respect to the Merger.

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(ii) Provide the North Valley ESOP participants and their beneficiaries with a written notice regarding the existence of and provisions for such confidential pass-through voting procedures, as well as the same written materials to be provided to the shareholders of North Valley in connection with the Merger.

(iii) Take any and all additional actions necessary to satisfy the requirements of ERISA applicable to the North Valley ESOP fiduciaries in connection with the Merger.

(f) If and to the extent requested by TriCo in a writing delivered to North Valley following the date hereof and prior to the Closing Date, North Valley shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than immediately prior to the Closing Date, the North Valley ESOP. North Valley shall provide TriCo with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the North Valley ESOP in advance and give TriCo a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date North Valley shall provide TriCo with the final board resolutions evidencing that the ESOP has been terminated. The termination of the North Valley ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to (i) the continued qualification of the North Valley ESOP after any required amendments necessary to implement the actions thereof set forth above and (ii) the termination of the North Valley ESOP. North Valley and TriCo will cooperate in submitting appropriate requests for any such determination and termination letters to the IRS and will use their best efforts to seek the issuance of such letters as soon as practicable following the date hereof; provided, however, that North Valley does not represent or warrant that it shall begin the determination letter process as to the termination of the North Valley ESOP prior to Closing. North Valley will adopt such additional amendments to the North Valley ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination and termination letters provided that such amendments do not substantially change the terms outlined herein or would result in a material adverse change in the business, operations, assets, financial condition or prospects of North Valley or TriCo or result in an additional material liability to TriCo or North Valley.

(g) If and to the extent requested by TriCo in a writing delivered to North Valley following the date hereof and prior to the Closing Date, (i) North Valley shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices), effective no later than the last day of the regularly scheduled payroll period immediately preceding the Closing Date, to freeze all contributions to the North Valley ESOP; and (ii) as soon as administratively feasible after the Effective Time, at the election of TriCo, the North Valley ESOP shall be merged with and into the TriCo ESOP.

(h) Effective no later than the last day of the regularly scheduled payroll period immediately preceding the Closing Date, North Valley shall freeze contributions to the North Valley 401(k) Plan. Effective no later than the day before the Closing Date, North Valley shall terminate the North Valley 401(k) Plan by proper action of the North Valley Board and the board of directors of North Valley Bank. Before the Closing Date, North Valley shall provide to TriCo (i) copies of duly adopted board resolutions terminating the North Valley 401(k) Plan, and (ii) an executed amendment to the North Valley 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder. The resolution and amendment shall be subject to the prior review and approval of TriCo.

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(i) North Valley shall terminate, in accordance with its terms and applicable Laws, effective prior to the Closing Date, each North Valley Plan providing for group health, dental, vision, prescription drugs or other welfare benefit coverage to any former employees, officers, directors or consultants and/or their spouses and other dependents. At the request of TriCo, North Valley shall terminate or discontinue accruals under any and all other North Valley Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately before the Closing Date or thereafter as specified by TriCo; provided, however, that North Valley shall not be required to terminate any North Valley Plan identified in Schedule 6.6(i).

(j) Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to confer upon any employee of North Valley or any of its Subsidiaries who continues to be employed by the Surviving Corporation or any of its Subsidiaries after the Effective Time with any right with respect to continuance of employment by or other service with the Surviving Corporation or any of its Subsidiaries, nor shall this Agreement interfere in any way with the right of the Surviving Corporation and its Subsidiaries to terminate the employment or other association of any Person at any time. Nothing in this Agreement shall constitute an amendment of, or interfere in any way with the right of the Surviving Corporation and its Subsidiaries to amend, terminate or otherwise discontinue, any or all TriCo Plans and any other plans, practices or policies of the Surviving Corporation or any of its Subsidiaries in effect from time to time.

(k) Notwithstanding anything herein to the contrary, nothing in this Section 6.6 shall create any third party beneficiary right in any Person, and no provision in this Agreement shall create any right to employment or continued employment or to a particular term or condition of employment with the Surviving Corporation or any of its Subsidiaries.

6.7. No Solicitation; Change of Recommendation.

(a) North Valley agrees that it shall, and shall cause its Subsidiaries to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ directors, officers, employees, advisors and agents (collectively, “Representatives”) to, immediately cease all existing discussions or negotiations with any Person (other than TriCo and its affiliates and Representatives) conducted heretofore with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below). Except as expressly permitted in this Section 6.7, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, North Valley shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Acquisition Proposal, (ii) enter into, or otherwise participate in any discussions (except for the limited purpose of notifying such person of the existence of the provisions of this Section 6.7) or negotiations regarding any Acquisition Proposal, (iii) enter into any agreement regarding any Acquisition Proposal or Alternative Transaction (as defined below), (iv) furnish to any person any information concerning North Valley, or any access to the properties, books and records of North Valley and its Subsidiaries, in connection with any Acquisition Proposal, or (v) propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an Acquisition Proposal. North Valley shall use commercially reasonable efforts to request all Persons other than TriCo, TriCo’s Representatives and North Valley’s Representatives who have been furnished confidential information regarding North Valley in connection with the solicitation of or discussions regarding an Acquisition Proposal within the eighteen (18) months prior to the date hereof promptly to return or destroy such information. Except as permitted by this Section 6.7, North Valley agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which North Valley or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

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(b) Notwithstanding anything to the contrary contained in this Section 6.7, if at any time after the date hereof and prior to obtaining North Valley Shareholder Approval, North Valley or any of its Subsidiaries, or any of its or their respective Representatives, having each theretofore complied with the terms of Section 6.7(a), receives a bona fide, unsolicited written Acquisition Proposal, North Valley, the North Valley Board and their respective Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to TriCo or is made available to TriCo prior to or concurrently with the time such information or access is made available to such Person) to, any Person making such Acquisition Proposal and its Representatives if, and only if, the North Valley Board determines in good faith, after consultation with North Valley’s outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the North Valley Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the shareholders of North Valley under applicable Law; provided that prior to furnishing any material nonpublic information, North Valley shall have received from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement is on TriCo, which confidentiality agreement shall not prohibit North Valley from complying with the terms of this Section 6.7. North Valley will promptly, and in any event within one (1) Business Day, (x) notify TriCo in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to North Valley or any of its Subsidiaries or for access to the properties, books or records of North Valley or any of its Subsidiaries by any Person that has made, or to North Valley’s Knowledge may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to TriCo, including as they may change upon any modification or amendment to the terms thereof. North Valley will keep TriCo reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

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(c) Except as expressly permitted by this Section 6.7, neither North Valley nor the North Valley Board shall (i)(A) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to TriCo, the North Valley Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend, to the shareholders of North Valley any Acquisition Proposal or Alternative Transaction or (ii) authorize, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow North Valley or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement or similar agreement with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(b) pursuant to and in accordance with the limitations set forth therein) (any action described in this Section 6.7(c) being referred to as a “Change of Recommendation”).

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Shareholder Approval, the North Valley Board may make a Change of Recommendation, if (A) North Valley has complied with the terms of this Section 6.7, (B) the North Valley Board receives an unsolicited bona fide, written Acquisition Proposal from any Person that is not withdrawn and (C) the North Valley Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided that:

(i) the North Valley Board determines in good faith, after consultation with its outside legal counsel, that the failure of the North Valley Board to take such action would reasonably be expected to be a violation of its fiduciary duties to the shareholders of North Valley under applicable Law; and

(ii) (1) North Valley provides TriCo prior written notice at least five (5) Business Days (or such longer period as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below) prior to taking such action, which notice shall state that the North Valley Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the North Valley Board has resolved to effect a Change of Recommendation, which notice shall specify the basis for such Change of Recommendation or termination, including the material terms of the Superior Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in and of itself be deemed a Change of Recommendation);

(2) during such five (5) Business Day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below), North Valley negotiates in good faith with TriCo (to the extent that TriCo wishes to negotiate) to enable TriCo to make an offer that is at least as favorable to the shareholders of North Valley so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

(3) at the end of such five (5) Business Day period (as it may be extended upon the modification or amendment of the Acquisition Proposal as contemplated below, or such earlier time that TriCo advises North Valley in writing that it no longer wishes to negotiate to amend this Agreement), the North Valley Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by TriCo after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal.

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It is understood that and agreed that any amendment or modification to the financial or other material terms of the Acquisition Proposal giving rise to the Notice of Superior Proposal shall constitute a new Acquisition Proposal giving rise to a new five (5) Business Day response period for TriCo, consequently extending the periods referenced in Sections 6.7(d)(ii)(1)-(3) above.

(e) Nothing in this Agreement shall prohibit North Valley from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its shareholders any position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, provided that any disclosure under Rule 14e-2(a)(1) shall be deemed to be a Change of Recommendation unless the North Valley Board expressly and concurrently reaffirms the North Valley Board Recommendation.

(f) As used in this Agreement, “Acquisition Proposal” shall mean any proposal or offer (whether in writing or otherwise) from any Person (other than TriCo and any affiliates thereof) relating to, or that is reasonably expected to lead to, (A) any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of any assets or businesses of North Valley and its Subsidiaries (including securities of Subsidiaries) that constitute 5% or more of North Valley’s consolidated assets, (B) any direct or indirect purchase or acquisition, in a single transaction or series of related transactions, of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 5% or more of the total outstanding voting securities of North Valley pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, or (C) a merger, share exchange, consolidation or other business combination involving North Valley or North Valley Bank, other than the Merger or the Bank Merger (any such transaction described in clauses (A) and (B) an “Alternative Transaction”).

(g) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal on terms which the North Valley Board determines in good faith, after consultation with North Valley’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of North Valley Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by TriCo); provided that for purposes of the definition of “Superior Proposal,” the references to “5% or more” in the definition of Acquisition Proposal shall be deemed to be references to “100%.”

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6.8. Indemnification.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of North Valley or any North Valley Subsidiary (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of North Valley or any North Valley Subsidiary or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, TriCo shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Laws, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Laws (upon receipt of any undertaking required by applicable Laws from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to TriCo; provided, however, that (1) TriCo shall have the right to assume the defense thereof and upon such assumption TriCo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if TriCo elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between TriCo and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to TriCo, and TriCo shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) TriCo shall be obligated pursuant to this paragraph to pay for only one firm of counsel reasonably required in each applicable jurisdiction for such Indemnified Parties, and (3) TriCo shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify TriCo thereof; provided, however, that the failure to so notify shall not affect the obligations of TriCo under this Section 6.8 except to the extent such failure to notify prejudices TriCo. TriCo’s obligations under this Section 6.8 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) TriCo and North Valley shall use commercially reasonable efforts to cause the persons serving as officers and directors of North Valley and the North Valley Subsidiaries immediately prior to the Effective Time to be covered by a directors’ and officers’ liability insurance tail policy obtained from North Valley’s current insurance carrier (the “Tail Insurance Policy”) of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than North Valley’s current policy with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of six (6) years provided, however, that in no event shall the cost of the Tail Insurance Policy be more than two hundred seventy-five percent (275%) of the current amount expended on an annual basis by North Valley for its current policy; provided, further, that if the Tail Insurance Policy cannot be obtained as called for by this Section 6.7(b), TriCo shall use its commercially reasonable efforts to obtain as much comparable insurance as is available; provided, further, that officers and directors of North Valley may be required to make application and provide customary representations and warranties to an insurance carrier for the purpose of obtaining the Tail Insurance Policy.

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(c) This Section 6.8 shall survive the Effective Time and is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against TriCo) and shall be binding on all successors and assigns of TriCo.

(d) In the event TriCo or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each case, proper provision shall be made so that the successors and assigns of TriCo assume the obligations set forth in this Section 6.8.

6.9. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent parties to the Bank Merger, as the case may be, the proper officers and directors of each party to this Agreement and TriCo’s Subsidiaries and North Valley’s Subsidiaries shall take all such necessary action as may be reasonably requested by TriCo.

6.10. Advice of Changes. TriCo and North Valley shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure letter delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure letter or which is necessary to correct any information in such disclosure letter which has been rendered inaccurate thereby. No supplement or amendment to such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII hereof, as the case may be, or the compliance by North Valley or TriCo, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

6.11. Current Information. During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the other party and to report the general status of its ongoing operations. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of itself or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving itself or any of its Subsidiaries, and will keep the other party fully informed of such events.

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6.12. Bank Merger Agreement. Prior to the Effective Time, (a) TriCo and North Valley shall each approve the Bank Merger Agreement as the sole shareholder of Tri Counties Bank and North Valley Bank, respectively, and (b) North Valley Bank, on the one hand or Tri Counties Bank, on the other, shall execute and deliver the Bank Merger Agreement.

6.13. Change in Structure. TriCo may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the North Valley shareholders as a result of such modification, (ii) the consideration and other benefits to be paid to or received by the North Valley shareholders and optionees, and the North Valley directors, officers and employees under this Agreement are not thereby changed or reduced in amount, or (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.13, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, TriCo shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. North Valley agrees to cooperate fully with TriCo to effect such amendments.

6.14. Exemption From Section 16 Liability. Prior to the Effective Time, TriCo and North Valley shall take all such actions including, without limitation, action by the North Valley Board and the TriCo Board, as may be necessary or appropriate to cause any disposition of shares of North Valley Common Stock or conversion of any derivative securities in respect of such shares of North Valley Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15. Board of Directors. At or promptly following the Effective Time, TriCo shall take all action necessary to appoint three (3) members of the North Valley Board, each of whom shall be selected by TriCo, to each of the TriCo Board and the board of directors of Tri Counties Bank. TriCo agrees that the TriCo Board and its Nominating and Corporate Governance Committee shall in good faith consider the nomination of each such member of the North Valley Board at each annual or special meeting of TriCo shareholders from and after the Effective Time through the year ended 2015 at which a proposal to elect directors is voted upon.

6.16. North Valley Options.

(a) Prior to the Effective Time, North Valley shall take such actions as may be necessary such that immediately prior to the Effective Time each North Valley Option, whether or not then vested and whether or not then exercisable, shall be cancelled and shall only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount, if any, in cash, without interest, from North Valley equal to the product of (x) the total number of Shares subject to the North Valley Option times (y) the excess, if any, of the product of the Stock Exchange Ratio multiplied by the weighted average of the closing prices for shares of TriCo Common Stock as quoted on NASDAQ for the twenty (20) consecutive trading days ending on the trading day immediately prior to the Closing Date over the exercise price per share under such North Valley Option less applicable Taxes required to be withheld with respect to such payment. At the Effective Time, each option to purchase a share of North Valley Common Stock whether or not then vested and whether or not then exercisable, shall terminate and be of no further effect and any rights thereunder to purchase shares of North Valley Common Stock shall also terminate and be of no further force or effect. Without limiting the foregoing, no such amount shall be payable to the holder of a North Valley Option cancelled pursuant to this Section 6.16 if the North Valley Option is out-of-the-money; provided, however, that in consideration of the cancellation of such out-of-the-money North Valley Option, the holder shall be entitled to payment of such consideration as may be determined by the North Valley Board and approved by TriCo. Notwithstanding any provision of this Agreement to the contrary, the North Valley Board shall have the absolute right to amend any or all option plans and agreements governing any or all outstanding North Valley Options to make such North Valley Options fully vested and exercisable prior to the Closing Date so as to permit the holder of such North Valley Options to exercise such North Valley Options (and thereby, at the holder’s discretion, to convert to a share of stock to which such North Valley Option is subject) prior to the date on which such North Valley Options otherwise would terminate and/or liquidate under this Section 6.16.

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(b) In addition, if so requested by TriCo, at least twenty (20) Business Days prior to the Effective Time and prior to any such payment, North Valley shall use its reasonable efforts to obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to TriCo) from each holder of a North Valley Option (i) confirming the number of North Valley Options held, (ii) confirming that the treatment of such North Valley Options pursuant to this Agreement and the amounts to be paid pursuant hereto have been correctly calculated and (iii) containing waivers and/or such other matters as reasonably determined by TriCo and shall provide a copy of each such acknowledgement and waiver it has been able to obtain to TriCo at least five (5) Business Days prior to the Effective Time.

(c) At or prior to the Effective Time, North Valley, the North Valley Board of Directors and its compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 6.16(a), (b) and (d).

(d) North Valley shall take all actions necessary to ensure that from and after the Effective Time neither TriCo nor the Surviving Corporation will be required to deliver shares of TriCo Common Stock or North Valley Common Stock or other capital stock to any Person pursuant to or in settlement of North Valley Options after the Effective Time.

6.17. Closing Financial Statements. At least five (5) Business Days prior to the Effective Time of the Merger, North Valley shall provide TriCo with North Valley’s consolidated financial statements presenting the financial condition of North Valley and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and North Valley’s consolidated results of operations for the period from January 1, 2014 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, North Valley shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall be prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and shall reflect all period-end accruals and other adjustments, subject to the other requirements of this Agreement including the final sentence of this Section 6.17. Such financial statements shall be accompanied by a certificate of North Valley’s Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of North Valley in all material respects. Such Closing Financial Statements shall also reflect accruals for all fees and expenses incurred or expected to be incurred in connection with the transactions contemplated in this Agreement (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of North Valley’s Chief Financial Officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 6.17.

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6.18. Customer Notices. On and after the later of the date of receipt of all Requisite Regulatory Approvals (disregarding any statutory waiting periods) and the date of receipt of approval of the Merger by North Valley shareholders, North Valley and North Valley Bank shall permit TriCo and Tri Counties Bank to provide one or more written notices (which may be joint notices from North Valley Bank and Tri Counties Bank) to customers of North Valley and North Valley Bank describing the proposed Merger and the Bank Merger, the effect on customers, planned transition procedures and similar information. North Valley shall have the right to review and approve the substance any such communications, provided that North Valley shall not unreasonably withhold, delay or condition its approval.

6.19. Professional Fees and Expenses. North Valley shall use its reasonable best efforts to cause final bills (or estimated final bills through the Effective Time) for all fees and expenses for services rendered by accounting, investment banking, legal, tax and other advisors to North Valley to be submitted to North Valley at least five (5) Business Days prior to the Closing Date. North Valley shall pay all such final bills or estimated final bills prior to the Effective Time; provided, that any fees or expenses in excess of such estimated final bills, or which result from services rendered by any such advisors after the Effective Time, shall be submitted to TriCo in a supplemental bill and promptly paid by TriCo upon receipt thereof.

6.20. Change in Control Payments. North Valley shall pay, immediately prior to the Effective Time, all amounts due and owing to North Valley executive officers pursuant to a contract, arrangement, commitment, or understanding between North Valley and each such executive officer including, without limitation, severance and retirement payments under North Valley salary continuation agreements (individually, a “Change in Control Payment” and collectively, “Change in Control Payments”).

ARTICLE VII.

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. The Requisite North Valley Vote and the Requisite TriCo Vote shall have been obtained.

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(b) Stock Exchange Listing. The shares of TriCo Common Stock to be issued in the Merger upon consummation of the Merger shall have been authorized for quotation on NASDAQ.

(c) Regulatory Approvals. All regulatory permits, consents, waivers, approvals and authorizations of Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation, the Merger and the Bank Merger), shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (the “Requisite Regulatory Approvals”) and no such regulatory approval shall contain or shall have resulted in, or would reasonably be expected to result in the imposition of, any Burdensome Condition.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction to prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be pending.

7.2. Conditions to Obligations of TriCo.

The obligation of TriCo to effect the Merger is also subject to the satisfaction or waiver by TriCo at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of North Valley set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless they speak to an earlier date, then as of such earlier date; provided, however, that for purposes of this paragraph, and except as provided below, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect on North Valley, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material, “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to (i) the representations and warranties contained in Sections 3.1(a) and (b), 3.2, 3.3(a), (b) and (c), 3.7, 3.14., 3.23(b) and 3.25, which shall be true and correct in all respects; and (ii) the representations and warranties contained in Sections 3.5, 3.6 and 3.12, which shall be true and correct in all material respects. TriCo shall have received a certificate signed on behalf of North Valley by each of the Chief Executive Officer and the Chief Financial Officer of North Valley, and the Chief Credit Officer of North Valley Bank to the foregoing effect.

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(b) Performance of Covenants and Agreements of North Valley. North Valley shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. TriCo shall have received a certificate signed on behalf of North Valley by each of the Chief Executive Officer and the Chief Financial Officer of North Valley, and the Chief Credit Officer of North Valley Bank to the foregoing effect.

(c) Closing Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to TriCo and to TriCo’s counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following:

(i) Corporate Actions. A copy of the resolutions of the Boards of Directors and the shareholders of North Valley and North Valley Bank evidencing (a) the requisite approval of this Agreement, the Merger, the Bank Merger and the other matters contemplated hereby and (b) adoption of the Tail Resolutions, certified by the Secretary of North Valley as true and correct copies thereof as of the Closing, which resolutions shall be in full effect.

(ii) Officers’ Certificate. North Valley shall have delivered to TriCo the certificates described in Sections 7.2(a) and 7.2(b) hereof.

(d) Shareholder Agreements. On and effective as of the date of this Agreement, TriCo shall have received Shareholder Agreements from each of the North Valley directors, and no action shall have been taken by any such director to rescind or breach any such Shareholder Agreement prior to the receipt of the North Valley Requisite Vote.

(e) Annual Report. North Valley shall have timely filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which shall include the audited consolidated balance sheets of North Valley and its Subsidiaries as of December 31, 2013 and 2012 and the related audited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the fiscal years 2013, 2012 and 2011accompanied by the audit report of North Valley’s independent registered public accounting firm.

(f) Non-solicitation and Confidentiality Agreements. On the date of this Agreement, TriCo shall have received Non-solicitation and Confidentiality Agreements from each of the North Valley directors and no action shall have been taken by any such shareholder to rescind any such Non-solicitation and Confidentiality Agreement.

(g) Director Resignations. TriCo shall have received resignations from each director of North Valley and each of its Subsidiaries.

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(h) Shareholders’ Equity. As of the last Business Day of the month reflected in the Closing Financial Statements and prior to implementation the plan of integration described in Section 5.3 (the “Shareholders’ Equity Measuring Date”), the Adjusted Shareholders’ Equity of North Valley shall not be less than $95.074 million. For purposes of this Section 7.03(d), “Adjusted Shareholders’ Equity” means the consolidated equity of North Valley as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be) in North Valley’s securities portfolio due to mark-to-market adjustments, minus any unrealized gains or plus any unrealized losses in North Valley’s salary continuation plans due to mark-to-market adjustments and excluding all costs and expenses related to the transactions contemplated by this Agreement including the Merger and the Bank Merger, including, but not limited to, fees and expenses of the accounting, investment banking, legal, tax and other advisors to North Valley, premium expense for the Tail Insurance Policy, Change in Control Payments and the costs related to printing, mailing and distribution to North Valley shareholders of the Joint Proxy Statement, as of the Shareholders’ Equity Measuring Date.

(i) FIRPTA Certificate. North Valley shall have delivered to TriCo a properly executed statement from North Valley Bank that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date.

(j) Fairness Opinion. The TriCo Board shall have received an opinion from KBW dated as of the date of this Agreement to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of TriCo Common Stock.

(k) Tax Opinion. TriCo shall have received an opinion from Bingham McCutchen LLP, in form and substance reasonably satisfactory to TriCo, dated the date of the Effective Time, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely on customary representation letters from each of TriCo and North Valley.

7.3. Conditions to Obligations of North Valley. The obligations of North Valley to effect the Merger are also subject to the satisfaction or waiver by North Valley at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of TriCo set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless they speak to an earlier date, then as of such earlier date; provided, however, that for purposes of this paragraph, and except as provided below, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect on TriCo, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to (i) the representations and warranties contained in Sections 4.1(a) and (b), 4.3(a), (b) and (c)(i), 4.7, and 4.12, which shall be true and correct in all respects; and (ii) the representations and warranties contained in Sections 4.5 and 4.6, which shall be true and correct in all material respects. North Valley shall have received a certificate signed on behalf of TriCo by each of the Chief Executive Officer and the Chief Financial Officer of TriCo to the foregoing effect.

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(b) Performance of Covenants and Agreements of TriCo. TriCo shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. North Valley shall have received a certificate signed on behalf of TriCo by each of the Chief Executive Officer and the Chief Financial Officer of TriCo to the foregoing effect.

(c) Closing Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to North Valley and to North Valley’s counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following:

(i) Corporate Actions. A copy of the resolutions of the Boards of Directors of TriCo and of Tri Counties Bank evidencing the requisite approval of this Agreement, the Merger, the Bank Merger and the other matters contemplated hereby, certified by the Secretary or Assistant Secretary of TriCo as true and correct copies thereof as of the Closing.

(ii) Officers’ Certificate. TriCo shall have delivered to North Valley the certificate described in Sections 7.3(a) and 7.3(b) hereof.

(d) Fairness Opinion. The North Valley Board shall have received an opinion from Sandler dated (i) the date of this Agreement and (ii) the date of mailing, or a date within three days prior to the date of mailing, the Joint Proxy Statement/Prospectus, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of North Valley Common Stock.

(e) Shareholder Agreements. On and effective as of the date of this Agreement, North Valley shall have received Shareholder Agreements from each of the TriCo directors, and no action shall have been taken by any such director to rescind any such Shareholder Agreement prior to the receipt of the TriCo Requisite Vote.

(f) Tax Opinion. North Valley shall have received an opinion from Crowe Horwath LLP, in form and substance reasonably satisfactory to North Valley, dated the date of the Effective Time, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely on customary representation letters from each of TriCo and North Valley.

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ARTICLE VIII.

TERMINATION AND AMENDMENT

8.1. Termination. This Agreement may be terminated (based upon action of the appropriate Board of Directors) at any time prior to the Effective Time:

(a) by mutual written consent of TriCo and North Valley;

(b) (i) by either TriCo or North Valley if any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or (ii) by either TriCo or North Valley if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such denial or order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (iii) by TriCo if any Requisite Regulatory Approval includes, or will not be issued without, the imposition of a Burdensome Condition;

(c) by either TriCo or North Valley if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Outside Date”); provided, that a party that is then in material breach of any of its covenants or obligations under this Agreement shall not be entitled to terminate this Agreement under this Section 8.1(c);

(d) by either TriCo or North Valley if (i) the TriCo Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 4.3(a) having been taken and the Requisite TriCo Vote shall not have been obtained or (ii) the North Valley Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 3.3(a) having been taken and the Requisite North Valley Vote shall have not been obtained; provided that the party seeking to terminate this Agreement under this Section 8.1(d) shall have complied in all material respects with its obligations under Section 6.3 (including by complying with an adjournment or postponement request under Section 6.3(d)); provided further, however, that the right to terminate this Agreement under this Section 8.1(d) will not be available to a party where the failure to obtain the approval of its shareholders has been caused by (i) its material breach of this Agreement, or (ii) a breach of the Shareholder Agreements entered into by one or more shareholders of the party seeking to terminate;

(e) by North Valley (i) if TriCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.3 and (B) is incapable of being cured (or is not cured) by TriCo prior to the earlier of (i) the Outside Date and (ii) thirty (30) calendar days following receipt of written notice of such breach or failure to perform from North Valley, provided, however, that North Valley is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

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(f) by TriCo, if:

(i) North Valley shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) is incapable of being cured (or is not cured) by North Valley prior to the earlier of (i) the Outside Date and (ii) thirty (30) calendar days following receipt of written notice of such breach or failure to perform from TriCo, provided, however, that TriCo is not then in material breach of any representation, warranty, covenant or other agreement contained herein; or

(ii) The North Valley Board (A) effects a Change of Recommendation or approves, recommends or endorses (or in the case of a tender offer, fails to promptly recommend rejection of) an Acquisition Proposal, or resolves or publicly proposes to do any of the foregoing, or (B) fails to comply with its obligations under (x) Section 6.3(a) or 6.3(b) or (y) Section 6.7 or (z) fails to include the North Valley Board Recommendation in the Joint Proxy Statement.

(g) The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is affected.

8.2. Effect of Termination.

(a) In the event of termination of this Agreement by either TriCo or North Valley as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except Sections 6.2(b), 8.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.12 shall survive any termination of this Agreement.

(b) In the event that this Agreement is terminated:

(i) by TriCo pursuant to Section 8.1(f)(ii); or

(ii) (A) by (1) TriCo or North Valley pursuant to Section 8.1(c) or Section 8.1(d)(ii) (in the case of Section 8.1(c), only if at such time North Valley has failed to hold the North Valley Shareholder Meeting and TriCo has obtained the TriCo Requisite Vote and is not in breach of its obligations under Section 6.3) or (2) TriCo pursuant to Section 8.1(f)(i), and (B) a bona fide Acquisition Proposal shall have been publicly disclosed and not withdrawn prior to the North Valley Shareholder Meeting (in the case of termination pursuant to Section 8.1(d)(ii)), prior to the termination date (in the case of termination pursuant to Section 8.1(c)) or prior to the breach giving rise to the right of termination (in the case of termination pursuant to Section 8.1(f)(i)), and (C) within fifteen (15) months after the termination of this Agreement North Valley or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates the transactions contemplated by, any Alternative Transaction, then North Valley shall pay TriCo a fee, in immediately available funds, in the amount of $7,600,000 (the “North Valley Termination Fee”) (x) not later than two (2) Business Days following such termination, in the case of a termination described in clause (b)(i) above, or (y) at the time of the earlier of the entry into a definitive agreement with respect to, or consummation of, the transaction contemplated by the Alternative Transaction described in clause (b)(ii)(C) above, in the event of a termination under the circumstances described in clause (b)(ii) above.

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(c) In the event that this Agreement is terminated by TriCo or North Valley pursuant to Section 8.1(c) or Section 8.1(d)(i) (in the case of Section 8.1(c), only if at such time TriCo has failed to hold the TriCo Shareholder Meeting and North Valley has obtained the North Valley Shareholder Approval and is not in breach of its obligations under Sections 6.1, 6.2 and 6.3), then TriCo shall pay North Valley a fee, in immediately available funds, in the amount of $3,800,000 (the “TriCo Termination Fee”) not later than two (2) Business Days following such termination. In no event shall TriCo be required to pay the TriCo Termination Fee on more than one occasion.

(d) North Valley and TriCo acknowledge that the agreements contained in Sections 8.2(b) and 8.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by North Valley pursuant to Section 8.2(b) hereof and the amounts payable by TriCo pursuant to Section 8.2(c) hereof constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy of North Valley and TriCo, respectively, in the event of termination of this Agreement on the bases specified in such sections (except for any liabilities or damages arising out of fraud or willful and material breach of any provisions of this Agreement). In the event that North Valley or TriCo fails to pay when due any amounts payable under this Section 8.2, then (1) the party who fails to pay such amounts shall reimburse the other party hereto for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) the party who fails to pay such amounts shall pay to the other party hereto interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in the New York edition of The Wall Street Journal on the date such payment was required to be made.

8.3.Amendment. Subject to compliance with applicable Laws, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of TriCo and North Valley; provided, however, that after any approval of the transactions contemplated by this Agreement by North Valley’s or TriCo’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to North Valley shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX.

GENERAL PROVISIONS

9.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will be on the day the Agreement of Merger and Bank Merger Agreement are filed with the California Secretary of State, and will take place at the offices of Bingham McCutchen LLP, Three Embarcadero Center, San Francisco, California 94111, on a date which shall be no later than the last day of the month following the later to occur of: (a) receipt of all Requisite Regulatory Approvals; or (b) the receipt of the North Valley Requisite Vote and the TriCo Requisite Vote; provided, however that if the last day of the month is not a Business Day, then the date shall be no later than the next Business Day to follow such last day of the month, with such date to be specified in writing by TriCo to North Valley at least five (5) Business Days prior to such Closing, or such other date, place and time as the parties may agree (the “Closing Date”). The parties shall use their commercially reasonable best efforts to cause all conditions to the Closing to be satisfied (unless waived) on or before the first anniversary of the date of this Agreement.

9.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

9.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.4. Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given on the earliest of the following: (i) at the time of personal delivery if a Business Day, and otherwise on the next Business Day thereafter, if delivery is in person; (ii) at the time of transmission by facsimile if a Business Day, and otherwise on the next Business Day thereafter, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) Business Day after deposit with an express overnight courier for United States deliveries, or two (2) Business Days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

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All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a)	if to TriCo, to:

TriCo Bancshares

63 Constitution Drive

Chico, California 95973

Attn.: Richard P. Smith

President and Chief Executive Officer

Facsimile Number: (530) 898-0388

with a copy to:

Bingham McCutchen LLP

Three Embarcadero Center

San Francisco, CA 94111

Attn.: David J. Gershon, Esq.

          James M. Rockett, Esq.

Facsimile Number: (415) 393-2286

and

(b)	if to North Valley, to:

North Valley Bancorp

300 Park Marina Circle

Redding, California 96001

Attn.: Michael J. Cushman

President and Chief Executive Officer

Facsimile Number: (530) 222-4877

with a copy to:

Dodd Mason George LLP

1740 Technology Drive, #205

San Jose, California 95110

Attn.: Joseph G. Mason, Esq.

          Glenn T. Dodd, Esq.

Facsimile Number: (408) 452-1487

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9.5. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to” or “without limitation.” No provision of this Agreement shall be construed to require TriCo, North Valley or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Laws, rules or regulations.

9.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7. Entire Agreement. This Agreement (including the Disclosure Letters, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law rules.

9.9. Enforcement of Agreement. Except as specifically set forth in Sections 8.2(b) and 8.2(c), each party hereto acknowledges that money damages would be an insufficient remedy for any breach of this Agreement by such party and that that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10. Severability. Any term or provision of this Agreement which is declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11. Publicity. Except as otherwise required by Laws or the rules of NASDAQ (or such other exchange on which the TriCo Common Stock or North Valley’s Common Stock may become listed), so long as this Agreement is in effect, neither TriCo nor North Valley shall, or shall permit any of TriCo’s Subsidiaries or representatives or North Valley’s Subsidiaries or Representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Merger Agreement or the Bank Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

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9.12. Assignment; Limitation of Benefits. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

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TriCo and North Valley have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TRICO BANCSHARES		NORTH VALLEY BANCORP

By	/s/ Richard P. Smith	/s/ Michael J. Cushman
	RICHARD P. SMITH President and Chief Executive Officer	MICHAEL J. CUSHMAN President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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INDEX OF DEFINED TERMS

Acquisition Proposal has the meaning provided in Section 6.7.

Adjusted Merger Consideration has the meaning provided in Section 1.4.

Adjusted Shareholders’ Equity has the meaning provided in Section 7.2

Agreement has the meaning provided in the recitals.

Agreement of Merger has the meaning provided in Section 1.2.

Alternative Transaction has the meaning provided in Section 6.7.

Acquisition Proposal has the meaning provided in Section 6.7.

Bank Merger has the meaning provided in the recitals.

Bank Merger Agreement has the meaning provided in the recitals.

Burdensome Condition has the meaning provided in Section 6.1(b).

Business Day has the meaning provided in Section 1.4.

CDBO has the meaning provided in Section 3.3.

CGCL has the meaning provided in Section 1.3.

Certificate has the meaning provided in Section 1.4.

Change in the Board Recommendation has the meaning provided in Section 6.3.

Change in Control Payments has the meaning provided in Section 6.20.

Closing has the meaning provided in Section 9.1.

Closing Date has the meaning provided in Section 9.1.

Closing Financial Statements has the meaning provided in Section 6.17.

Code has the meaning provided in the recitals.

Confidentiality Agreement has the meaning provided in Section 6.2.

Daily Sales Price has the meaning provided in Section 8.1.

Derivatives Contract has the meanings provided in Section 3.28.

Determination Date has the meaning provided in Section 8.1.

Dissenting Shareholder has the meaning provided in Section 1.4.

Dissenting Shares has the meaning provided in Section 1.4.

Effective Time has the meaning provided in Section 1.2.

Environmental Laws has the meaning provided in Section 3.15.

ERISA has the meaning provided in Section 3.11.

ERISA Affiliate has the meaning provided in Section 3.11.

Exchange Act has the meaning provided in Section 3.6.

Exchange Agent has the meaning provided in Section 2.1.

Exchange Agent Agreement has the meaning provided in Section 2.1.

Exchange Fund has the meaning provided in Section 2.1.

FDIC has the meaning provided in Section 3.1.

Federal Reserve Board has the meaning provided in Section 3.1.

Final Price has the meaning provided in Section 1.4.

GAAP has the meaning provided in Section 1.11.

Governmental Entity has the meaning provided in Section 3.3.

Indemnified Parties has the meaning provided in Section 6.8.

Injunction has the meaning provided in Section 7.1.

IRS has the meaning provided in Section 3.10.

Joint Proxy Statement/Prospectus has the meaning provided in Section 3.4.

KBW has the meaning provided in Section 4.7

Knowledge has the meaning provided in Section 3.4(c).

Laws has the meaning provided in Section 3.3.

Loans has the meaning provided in Section 3.20.

Material Adverse Effect has the meaning provided in Section 3.1.

Merger has the meaning provided in the recitals.

Merger Consideration has the meaning provided in Section 1.4.

NASDAQ has the meaning provided in Section 3.4.

Non-Solicitation and Confidentiality Agreement has the meaning provided in the recitals.

North Valley has the meaning provided in the recitals.

North Valley 401(k) Plan has the meaning set forth in Section 6.6.

North Valley Affiliate has the meaning provided in Section 6.13.

North Valley Bank has the meaning provided in the recitals.

North Valley Board has the meaning provided in Section 3.3.

North Valley Board Recommendation has the meaning provided in Section 6.3.

North Valley Common Stock has the meaning provided in Section 1.4.

North Valley Contract has the meaning provided in Section 3.12.

North Valley Disclosure Letter has the meaning provided in the first paragraph of Article III.

North Valley ESOP is defined in Section 3.2.

North Valley Exchange Act Reports has the meaning provided in Section 3.6.

North Valley Meeting has the meaning provided in Section 3.4.

North Valley Option has the meaning provided in Section 1.6.

North Valley Option Plans has the meaning provided in Section 1.6.

North Valley Preferred Stock has the meaning provided in Section 3.2.

North Valley Rights has the meaning provided in Section 1.4.

North Valley Rights Agreement has the meaning provided in Section 1.4.

North Valley Section 16 Information has the meaning provided in Section 5.2.

North Valley Termination Fee has the meaning provided in Section 8.2.

OREO has the meaning provided in Section 3.16.

Person and Persons have the meaning provided in Section 3.10.

Plans has the meaning provided in Section 3.11.

Registration Statement has the meaning provided in Section 3.4.

Regulatory Agreement has the meaning provided in Section 3.13.

Representatives has the meaning provided in Section 6.7.

Requisite Regulatory Approvals has the meaning provided in Section 7.1.

Requisite North Valley Vote has the meaning provided in Section 3.3.

Requisite TriCo Vote has the meaning provided in Section 4.3

Sandler has the meaning provided in Section 3.7.

SEC has the meaning provided in Section 1.4.

Securities Act has the meaning provided in Section 3.4.

Stock Exchange Ratio has the meaning provided in Section 1.4.

Subsidiary has the meaning provided in Section 1.4.

Superior Proposal has the meaning provided in Section 6.7.

Surviving Bank has the meaning provided in the recitals.

Surviving Corporation has the meaning provided in Section 1.1.

Shareholder Agreement has the meaning provided in the recitals.

Shareholders’ Equity Measuring Date has the meaning provided in Section 7.2

Tail Insurance Policy has the meaning provided in Section 6.8.

Tail Resolutions has the meaning provided in Section 3.23.

Tax Return has the meaning provided in Section 3.10.

Taxable has the meaning provided in Section 3.10.

Taxes has the meaning provided in Section 3.10.

Trading Day has the meaning provided in Section 8.1.

Tri Counties Bank has the meaning provided in the recitals.

TriCo has the meaning provided in the recitals.

TriCo 401(k) Plan has the meaning provide in Section 6.6.

TriCo Board has the meaning provided in Section 4.3.

TriCo Common Stock has the meaning provided in Section 1.4.

TriCo Contracts has the meaning provided in Section 4.22.

TriCo Determination Price has the meaning provided in Section 8.1.

TriCo Disclosure Letter has the meaning provided in the first paragraph of Article IV.

TriCo Equity Plans has the meaning provided in Section 4.2.

TriCo Plans has the meaning provided in Section 4.21

TriCo Exchange Act Reports has the meaning provided in Section 4.6.

TriCo Meeting has the meaning provided in Section 3.4.

TriCo Termination Fee has the meaning set forth in Section 8.2.